PROSPECTUS

                                  M-WISE, INC.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         This prospectus relates to the resale of up to 30,000,000 shares of our Common Stock, par value $0.0017 per share ("Common Stock") of which: (i) 20,000,000 shares issuable to Dutchess Private Equities Fund, LP ("Dutchess"); and (ii) 10,000,000 shares which are owned by Miretsky Holdings Limited. Dutchess and Miretsky are referred to collectively as "Selling Securityholders". The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

         Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "MWIS." On February 8, 2006, the closing price as reported was $0.19.

         The selling securityholders, and any participating broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

         INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE INVESTING.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 13, 2006.

                                TABLE OF CONTENTS

Prospectus Summary                                                                          1
        The Company                                                                         1
        The Offering                                                                        2
        Transactions Summary                                                                2
Summary Financial Information                                                               2
Risk Factors                                                                                4
Special Note Regarding Forward-Looking Statements                                           4
Use of Proceeds                                                                             7
Market for Our Shares                                                                       7
Holders                                                                                     7
Dividend Policy                                                                             7
Management's Discussion and Analysis of Financial Condition and Results of Operations       8
Business                                                                                   15
Description of Property                                                                    22
Legal Proceedings                                                                          22
Management                                                                                 22
Executive Compensation                                                                     23
Security Ownership of Certain Beneficial Owners and Management                             __
Certain Relationships and Related Transactions                                             37
Description of Securities                                                                  29
Shares Eligible for Resale                                                                 __
Selling Securityholders                                                                    29
Plan of Distribution                                                                       __
Legal Matters                                                                              31
Experts                                                                                    38
Where You Can find Additional Information                                                  38
Index to Financial Statements                                                             F-1

                               PROSPECTUS SUMMARY

         The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus. All references to share amounts herein reflect a six-for-one forward split of our common stock on November 20, 2003 and the conversion of all shares of preferred stock into common stock on November 19, 2003.

THE COMPANY

         We develop, manufacture and support a Mobile Content and Service Delivery Platform marketed under the brand MOMA Platform. MOMA provides middleware technology that mediates and integrates between various key enterprise applications such as billing, reporting, provisioning, third-party management, development, content, customer relationship management and application platforms for cellular operators and other wireless application service providers. Our clients include prominent global wireless application service providers and wireless operators.

         Our technology allows our clients to enable consumers to utilize and purchase data and multimedia value added services, such as applications for handset personalization (ring tones and images, for example), news, entertainment and chat via cellular phones and other wireless devices. We primarily operate through regional sales representatives to sell our products. Our revenues are primarily derived from license fees and professional service fees and we spend a significant portion of our revenues on continuing research and development. Our cumulative losses as of December 31, 2005 were $10,639,491. The segment of the technology industry in which we operate has been characterized by volatility and financial instability.

                                  THE OFFERING

SHARES OUTSTANDING
PRIOR TO OFFERING

  Common Stock, $0.001                      126,084,477
  par value

  Common Stock Offered
  by Selling Securityholders                30,000,000

Use of  Proceeds                    We will not  receive any  proceeds  from the
                                    sale  by  the  Selling   Securityholders  of
                                    shares in this offering, except upon draws made pursuant to the equity line See "Use of Proceeds."

Risk Factors                        An investment in our common stock involves a
                                    high degree of risk and could result in a loss of your entire investment.

OTC Symbol                          MWIS.OB

Executive Offices                   Our executive offices are located at 3 Sapir
                                    Street, Herzeliya Pituach, Israel 46852. Our telephone number is (011) 972-9-611212.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

         We have entered into an equity line credit agreement with Dutchess Private Equities Fund, LP ("Dutchess"). Pursuant to this Agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company's Stock over the course of 36 months ("Line Period"), after a registration statement of has been declared effective ("Effective Date"). The amount that the Company shall be entitled to request from each of the purchase "Puts", shall be equal to either
1) $300,000 or 2) 200% of the averaged daily volume (U.S market only) ("ADV") multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at 93% of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

         The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price. The Minimum Acceptable Price is defined as 75% of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

         In  connection  with the equity  line,  the  Company  has agreed to pay
Instream Partners LLC, as placement agent, one percent (1%) of the gross proceeds from each Put with a maximum of five thousand dollars ($5,000). The Company agrees to bear all the reasonable expenses, if any, of Instream Partners LLC in performing its services under this agreement including but not limited to the fees and expenses of counsel, which shall be submitted to the Company as estimate first for its approval, and such approval shall not unreasonably be withheld.

SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated financial data and other data are qualified by reference to, and should be read in conjunction with, our financial statements and their related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis." The selected statement of operations data shown below for the fiscal years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 are derived from our audited financial statements included elsewhere in this prospectus.

Statement of Operations Data:

                                                              YEAR ENDED
                                                             December 31,
                                                     2005                 2004

Sales                                              $2,168,434         $1,361,055
Cost of Sales                                      $  641,414         $  305,572
Gross Profit                                       $1,527,020         $1,055,483
General and                                        $1,563,174         $1,166,781
Administrative Expenses
Research and                                       $  534,933         $  295,996
Development Expenses

Net Loss                                           $  644,692         $  513,034

                                                                As of
                                                            December 31,
                                                                2005
Balance Sheet Data:

Current Assets                                              $   164,506
Total Liabilities                                           $ 3,425,107
Stockholders' Equity (Deficiency)                           $(3,047,123)

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

         WE HAVE HAD OPERATING LOSSES AND LIMITED REVENUES TO DATE AND DO NOT EXPECT TO BE PROFITABLE IN THE FORESEEABLE FUTURE.

         We have incurred net losses for each of the years ended December 31, 2005 and 2004 in the amounts of $644,692 and $513,034, respectively. We expect to continue to incur losses for at least the foreseeable future. Through December 31, 2005, we had an accumulated deficit in the amount of $ 10,639,491. We also have had limited revenues. Revenues for the years ended December 31, 2005 and 2004 were $2,168,434 and $1,361,055 , respectively. There can be no assurance that we will achieve or sustain profitability in the foreseeable future.

WITHOUT  ADDITIONAL  EQUITY OR DEBT  FINANCING  WE CANNOT CARRY OUT OUR BUSINESS
PLAN.

         Our current business plan involves substantial costs, primarily those costs associated with investment in infrastructure and supporting the sales efforts of our channel partners. While cash generated by our operations will cover most of such costs, any current anticipated revenues will be insufficient to cover all of such costs. If we are unable to secure additional equity or debt financing our results of operations will be adversely affected.

THE TIMING OF OUR SALES COULD FLUCTUATE AND LEAD TO PERFORMANCE DELAYS.

         The timing of our sales have fluctuated in the past and, we believe, are likely to continue to fluctuate from period to period depending on a number of factors, including but not limited to the timing and receipt of significant orders, the timing of milestone payments within the license schedules, the timing of completion of contracts, increased competition, or changes in the demand for our products and services. Timing of sales could cause a lack of cash and delay our completion of contracts, and we could face cancellation of contracts for that reason, which could have a materially adverse impact on our operations.

WE OPERATE INTERNATIONALLY AND ARE SUBJECT TO CURRENCY FLUCTUATIONS, WHICH COULD CAUSE US TO INCUR LOSSES EVEN IF OUR OPERATIONS ARE PROFITABLE.

         We currently operate directly and through regional sales representatives in the European Union, United Kingdom, United States, Mexico, Colombia, Brazil, the Philippines and Taiwan. Our research and development operations are conducted in Israel and we expect to operate in additional markets, each with its own currency. Contracts can be denominated in one of several currencies. A change in currency rates could cause us losses as we perform under the contract or as we are paid. We do not engage in currency trading operations to minimize this risk, but we might if warranted in the future. Also, our revenues earned abroad may be subject to taxation by more than one jurisdiction, and this could have the effect of reducing our earnings.

WE ARE DEPENDENT UPON CERTAIN MAJOR CUSTOMERS, AND THE LOSS OF ONE OR MORE OF SUCH CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         During the year ended December 31, 2005, approximately 52% of our sales were from sales to one customer. During the year ended December 31, 2004, approximately 67% of our sales were from sales to two customers, and 54% of sales were to one customer. During the year ended December 31, 2003, approximately 78% of our sales were from sales to one customer. The agreement with a customer typically includes a down payment over a period in which our system is installed, and subsequent payments, which are a function of actual use by the end-users of the system. At the current stages of our business, the loss of any one of our major customers would seriously affect our revenues and profit.

OUR AUDITORS HAVE RENDERED A GOING CONCERN EMPHASIS OPINION ON OUR FINANCIAL STATEMENTS.

         Our auditors have expressed concern as to our ability to continue as a going concern. If our business is ultimately unsuccessful, the assets on our balance sheet could be worth significantly less than their carrying value and the amount available for distribution to stockholders on liquidation would likely be insignificant.

PENNY STOCK RULES COULD MAKE IT HARD TO RESELL YOUR SHARES.

         Our common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in securities analysts' and the news media's coverage of us, and lower prices for our securities than might otherwise be attained.

         In addition, the "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

U.S. INVESTORS MAY HAVE TROUBLE IN ATTEMPTING TO ENFORCE LIABILITIES BASED UPON U.S. FEDERAL SECURITIES LAWS AGAINST US AND OUR SUBSIDIARIES AND OUR NON-U.S. RESIDENT DIRECTORS.

         Our research and development operations are conducted through our subsidiary, m-Wise Ltd., which is incorporated and located in Israel, and our marketing and sales operations are conducted either directly by us or through regional sales representatives. All of our tangible assets are located outside the United States. In addition, all of our directors are non-US citizens. As a result, it may be difficult or impossible for United States investors to serve process within the United States upon management or to enforce a judgment upon management for civil liabilities in United States courts.

RISKS RELATED TO OUR LOCATION IN ISRAEL

OUR RESEARCH AND DEVELOPMENT FACILITIES ARE LOCATED IN ISRAEL AND WE HAVE IMPORTANT FACILITIES AND RESOURCES LOCATED IN ISRAEL WHICH COULD BE NEGATIVELY AFFECTED DUE TO MILITARY OR POLITICAL TENSIONS.

         Our Israeli subsidiary, m-Wise Ltd., is incorporated under the laws of the State of Israel and our research and development facilities as well as significant executive officers are located in Israel. Although a substantial portion of our sales are currently being made to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies which may limit our ability to make sales in those countries. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

CERTAIN  OF OUR  OFFICERS  AND  EMPLOYEES  ARE  REQUIRED  TO SERVE IN THE ISRAEL
DEFENSE FORCES AND THIS COULD FORCE THEM TO BE ABSENT FROM OUR BUSINESS FOR EXTENDED PERIODS.

         Several of our male employees located in Israel are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

THE RATE OF INFLATION IN ISRAEL MAY NEGATIVELY IMPACT OUR COSTS IF IT EXCEEDS THE RATE OF DEVALUATION OF THE NIS AGAINST THE DOLLAR.

         Substantially all of our revenues are denominated in dollars or are dollar-linked, but we incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels (NIS). In 2005, 38% of our costs were incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US Dollar or that the timing of this devaluation will lag behind inflation in Israel. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     RISKS RELATED TO HOLDING OUR SECURITIES

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

         The sale of our common stock to Dutchess Private Equities Fund, LP in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, II, LP in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution. At a stock price of $0.10 or less, we would have to issue all 107,526,882 shares in order to drawdown on the full Equity Line.

         The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND II, LP WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Our common stock to be issued under the Investment Agreement will be purchased at a 7% discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, LP of our election to exercise our "put" right. Dutchess Private Equities Fund, LP has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, LP sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess Private Equities
Fund, LP may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the securities being registered herein. We may receive up to $10,000,000 in connection with draw downs under the Equity Line. We intend to use such proceeds for working capital, including potential acquisitions. We have not entered into any agreements to acquire any other entity.

DIVIDEND POLICY

         We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our securities are currently traded on the OTC Bulletin Board under the symbol "MWIS". As of April 6, 2006, there were 29 record holders of stock of our common stock.

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

           Quarter Ending         High             Low
               3/31/05            $0.72           $0.15
               6/30/05            $0.46           $0.10
               9/30/05            $0.30           $0.10
              12/31/05            $0.25           $0.12

On April 6, 2006, the closing bid price of the Company's common stock was $.11 per share.

There are currently outstanding warrants for the purchase of 17,889,174 shares of common stock and 5,815,305 shares of common stock reserved under employee stock option plans pursuant to which additional shares may be issued. As of April 6, 2006, 126,084,477 shares of common stock are issued and outstanding.

EQUITY COMPENSATION PLAN INFORMATION

----------------------------------------------------------------------------------------------------
                                                Equity Compensation Plan Information
====================================================================================================
                              Number of securities                            Number of securities
                                to be issued upon        Weighted-average      remaining available
                                   exercise of           exercise price of     for future issuance
                              outstanding options,     outstanding options,        under equity
                               warrants and rights      warrants and rights     compensation plans
       Plan category                   (a)                      (b)                    (c)
====================================================================================================
Equity compensation plans
approved by security holders       23,704,479                 $0.1021                 41,928
====================================================================================================
Equity compensation plans
not approved by security
holders
====================================================================================================
           Total                   23,704,479                 $0.1021                 41,928
----------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

         We were incorporated in February 2000 and commenced operations immediately thereafter. We initially primarily provided pan-European wireless application service provider operations by hosted MOMA Platform services to customers in the United Kingdom, Spain, France and Italy. We established data centers in Spain, Italy and France that were connected to our main data center in the United Kingdom. We had connectivity and billing arrangements with cellular operators that enabled us to provide our hosted services. Altogether we were enabling delivery and billing of value added data services to over 100 million wireless users by our clients, such as content and media providers, advertising agencies and entertainment companies.

         We gained strong credibility and experience as a wireless application service provider during calendar 2000 and 2001, while we continued to build and develop our wireless middleware product. The wireless application service providers' operations provided us the ability to commercially test our product across multiple geographic and vertical markets, to test our Platform's management of multiple applications and services across various operators and partners, and to test our time-to-market and cost efficiencies in developing value added services using different protocols for the transmission of data and methods of user service interactions (e.g. SMS, IVR and J2ME). SMS, which stands for Short Messaging Service, is built into all GSM cellular phones and enables subscribers to send and receive text messages of up to 160 characters. IVR, which stands for Interactive Voice Response, is utilized, among others, for billing certain value added services using premium-rate fixed-line phone systems. J2ME, which utilizes Java programming technology built into certain cellular phones, enables applications to be written once for a wide range of devices, to be downloaded dynamically, and to leverage each device's native capabilities. However, we lacked sufficient financial and management resources to dominate the pan-European wireless application service providers market and achieve profitability. During the year ended December 31, 2001 we had no revenues and a net loss of $4,442,913. By December 31, 2001 we had invested $569,389 in equipment and had capital and lease costs of $84,414.

         Due to the high costs and low revenues in the European wireless application service provider (ASP) market, in 2002 our management decided to transition our focus away from pan-European wireless application service providers, toward installing and licensing our middleware technology at cellular0 operators and wireless application service providers worldwide, and to operate through original equipment manufacturers (OEMs) and regional sales representatives to sell our products. Therefore, our management decided to liquidate, or allow the liquidation of the UK subsidiary, m-Wise Ltd, and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. Our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003. As of November 11, 2003 we invested $3.2 million in the UK subsidiary and its subsidiaries. The operations of those subsidiaries were accounted for as discontinued operations in the financial statements.

         Our shift away from hosted wireless application services using our platform enabled us to focus more on the core middleware benefits of our technology in fiscal 2002. This shift toward installed platforms also coincided with growing interest, as documented by wireless industry analysts, among cellular operators and service providers for wireless middleware's capability to support strategic service delivery.

         In fiscal 2002 we channeled our research and development efforts to enhance and update our middleware technology to interface with advanced and emerging wireless technologies such as MMS (Multimedia Messaging Service - delivery of highly enhanced images and audio files) and J2ME. We also upgraded our middleware platform to incorporate modules for application deployment and management, for centralized management of multiple value added services and multiple third-party content and media providers, and for managing increased data traffic and real-time billing and reporting requirements.

         In fiscal 2002 we restructured our sales efforts toward establishing distribution channels via original equipment manufacturers (OEMs) and partnerships with major IT vendors and system integrators. During this period, we took important steps to move from a direct sales strategy to using channel partners and original equipment manufacturers to distribute our products. We are therefore building partnerships with large original equipment manufacturers and system integrators that already have large sales teams, existing relationships with cellular operators, the visibility and brand value to interest potential new clients and the requisite financial backing to support the long sales cycle and finance our customers where necessary.

         In fiscal 2003 we had to direct our research and development resources in an effort to respond to specific business opportunities that were introduced to us by our distributors and original equipment manufacturers and to be able to meet our customers enhanced requirements in elements such as increased transactions volume support and new J2ME possibilities. We also had to make significant cuts in our expenses to offset the effects of the delay in finalizing agreements with several prospective clients. We believe that we have managed to do so without affecting the quality of our products and the level of customer service we provide. We believe that our current product offering is very attractive to the market both in terms of quality and price tag.

         In fiscal year 2004 we have followed the market evolution with respect to the enhanced ability to deliver downloadable content directly to mobile phones and invested significant research and development efforts to comply with such new market trends. We have substantially improved the MOMA platform mobile content management abilities, especially with respect to content adaptation to a growing number and types of mobile handsets, and connectivity between the MOMA platform and content presentation layers such as Internet and WAP interfaces. We have also been able to conclude sales agreements with new wireless operators and wireless application service provider clients and at the same time improve our product positioning in the market.

         In fiscal year 2005 we have continued to follow-up with the rapid changes n the mobile entertainment market, especially with the growing introduction of enhanced mobile entertainment services through the third generation infrastructure for wireless services and the continuous development of wireless handsets and their ability to present higher levels of multi media. We have therefore invested significant research and development efforts in complying with these changes and indeed the delivery of enhanced mobile entertainment services became a central part of the MOMA platform functionalities. We have also identified a growing trend in the market that changes the way potential wireless operators and application service provider customers acquire mobile entertainment platform functionalities. We have identified that many potential customers prefer to outsource platform functionalities to service providers (ASPs) rather than to purchase platform and install on site (Customer Premises Model). We have therefore invested significant funds and efforts in the infrastructure that is required for this ASP model. Indeed many of the customers that we acquired in 2005 chose to use the hosted license model and this also had an influence on our cash-flow as the business model of such model is based on monthly payments of on-going license and professional service fees instead of lump-sum license fee that is typical of the customer site installed model. We believe that the hosted model is actually beneficiary to the stability of the revenues flow as although we have to waive relatively large initial fees against platform license, in the long term we are being compensated in steady and growing streams of monthly revenues.

Revenues

         We experienced rapid revenue growth between the years ended December 31, 2000 and December 31, 2002. Our revenues grew from $26,216 in the year ended December 31, 2000 to $1,051,975 in the year ended December 31, 2002, however, we experienced a sharp decline in our revenues during the year ended December 31, 2003 to $361,721, a decrease of 66% which management believes resulted from a generally soft telecommunications sector and demonstrates the dynamic nature of our business. A significant portion of the decline in revenues related to the decline in business from Comtrend (from $403,870 in 2002 to $11,480 in 2003. The 2002 Comtrend revenues were from the sale of the license, while in 2003 Comtrend revenues was limited to support fees.) Our growing dependency on third parties' marketing capability and our significantly reduced sales resources prevented us from achieving enough sales in that fiscal year. Our revenues grew from $361,721 in the year ended December 31, 2003 to $1,361,055 in the year ended December 31, 2004 and to $2,168,434 in the year ended December 31, 2005. Management believes that our efforts to refocus our resources towards building relationships with OEMS may yield additional contracts. Although we are in negotiations for several new contracts there can be no assurance that such contracts will be secured or that they will generate significant revenue. We derive revenues from product sales, licensing, revenue share, customer services and technical support.

         When we license our MOMA platform solutions to our customers we generate revenues by receiving a license payment, ongoing support fees which are typically 15% of the annual license payment, and professional service fees which are generated from our customers request for additional training, IT administration and tailoring of our products for their specific needs. When we license our products to our customers we install our product at a location specified by our client. We also derive revenue through our hosted services, whereby we enable customers to remotely use features of our MOMA platform (such as a mobile content sales and delivery service for ring tones and color images), which is installed and hosted at our location, and receive a set-up fee for launching the services for them, as well as a portion of our customer's revenues generated through our platform. When we provide hosted services we maintain the MOMA platform at our location on behalf of our customer.

         Customers and customer concentration. Historically we have derived the majority of our revenues from a small number of customers and, although our customer base is expanding, we expect to continue to do so in the future. In the year ended December 31, 2005, approximately 52% of our sales were derived from sales to one non-affiliated customer (First Advanced Multi-Media Entertainment). In the year ended December 31, 2004, approximately 54% of our sales were derived from sales to another customer(Unefon S.A.).

         Geographical breakdown. We sell our products primarily to customers in Europe and the Far East. For the year ended December 31, 2005, we derived 54% of our revenues from sales in the Far East, 35% of our revenues from sales in Europe and 11% from sales in America. Of these revenues 99% were derived from sales by the company and 1% of our revenues were derived from sales by our subsidiary. For the year ended December 31, 2004, we derived 55% of our revenues from sales in North America and 40% of our revenues from sales in Europe. Of these revenues, 88% were derived from sales by the company and 12% of our revenues were derived from sales by our subsidiary. For the year ended December 31, 2003, we derived 97% of our revenues from sales in Europe and 3% of our revenues from sales in the Far East. Of these revenues, 97% were derived from sales by the company and 3% of our revenues were derived from sales by our subsidiary. Sales in North America declined, as we did not succeed in acquiring new customers in that region. We did not lose any customer in the region, and continued to generate revenues, though marginal, from customers we acquired in previous years.

Cost of revenues

         Customer services and technical support cost of revenues consist of the salary and related costs for our technical staff that provide those services and support and related overhead expenses.

Operating expense

         Research and development. Our research and development expenses consist primarily of salaries and related expenses of our research and development staff, as well as subcontracting expenses. All research and development costs are expensed as incurred except equipment purchases that are depreciated over the estimated useful lives of the assets.

         General and administrative. Our general and administrative expenses consist primarily of salaries and related expenses of our executive, financial, administrative and sales and marketing staff. These expenses also include costs of professional advisors such as legal and accounting experts, depreciation expenses as well as expenses related to advertising, professional expenses and participation in exhibitions and tradeshows.

Financing income and expenses

         Financing income consists primarily of interest earned on our cash equivalents balances and other financial investments and foreign exchange gains. Financing expenses consist primarily of interest payable on bank loans and foreign exchange losses.

         Critical Accounting Policies. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of the periods presented. To fully understand and evaluate our reported financial results, we believe it is important to understand our revenue recognition policy.

         Revenue recognition. Revenues from products sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), Statement of
Position 97-2 "Software Revenue Recognition" and Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". The Company has primarily short-term contracts whereby revenues and costs in the aggregate for all contracts is expected to result in a matching of gross profit with period overhead or fixed costs similar to that achieved by use of the percentage-of-completion method. Accordingly, financial position and results of operations would not vary materially from those resulting from the use of the percentage-of- completion method. Revenue is recognized only after all the three stages of deliverables are complete; installation, approval of acceptance tests results by the customer and when the product is successfully put into real-life application. Customers are billed, according to individual agreements, a percentage of the total contract fee upon completion of work in each stage; approximately 40% for installation, 40% upon approval of acceptance tests by the customer and the balance of the total contract price when the software is successfully put into real-life application. The revenues, less its associated costs, are deferred and recognized on completion of the contract and customer acceptance. Amounts received for work performed in each stage are not refundable.

         On-going  service  and  technical   support  contracts  are  negotiated
separately at an additional fee. The technical support is separate from the functionality of the products, which can function without on-going support.

         Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

         Revenue share is recognized as earned based on a certain percentage of our clients' revenues from selling services to end users. Usage is determined by receiving confirmation from the clients.

         Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the period of the related contract.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005  COMPARED TO YEAR ENDED DECEMBER 31, 2004

Revenues

         License fees and products. Revenues from license fees and products increased 73% to $1,251,438 for the year ended December 31, 2005 from $721,926 for the same period in 2004. The increase primarily consisted of $1,135,350 of revenues derived from our contract with First Advanced Multi-Media Entertainment.

         Revenue share. Revenues from revenue share increased 392% to $131,560 for the year ended December 31, 2005 from $26,752 for the same period in 2004.

         Customer services and technical support. Revenues from customer services and technical support increased 25% to $767,078 for the year ended
December 31, 2005 from $612,377 for the same period in 2004. The increase primarily consisted of revenues from ongoing customers who were not our customers during 2004.

Cost of revenues

         License fees and products. Cost of license fees and products increased 348% to $286,959 for the year ended December 31, 2005 from $64,000 for the year ended December 31, 2004. This increase was primarily due to higher revenues from License fees and products.

         Customer services and technical support. Cost of customer services and technical support increased 47% to $354,455 for the year ended December 31, 2005 from $241,572 for the year ended December 31, 2004. This increase was primarily due to higher revenues from customer services and technical support.

Operating expenses

         Research and development. Research and development expenses increased 81% to $534,933 for the year ended December 31, 2005 from $295,996 for the year ended December 31, 2004. This increase was primarily due to a $229,102 increase in payroll and related expenses and a $52,170 decrease in government grant received, partially offset by a $34,550 decrease in travel expenses. Research and development expenses, stated as a percentage of revenues, increased to 25% for the year ended December 31, 2005 from 22% year ended December 31, 2004.

         General and administrative. General and administrative expenses increased 34% to $1,563,174 for the year ended December 31, 2005 from $1,166,781 for the year ended December 31, 2004. This increase was primarily due to a $500,000 wage expense due to common shares issued for services rendered and a $73,117 increase in rent expenses, partially offset by a $46,017 decrease in travel expenses and a $32,291 decrease in communications expenses. General and administrative expenses, stated as a percentage of revenues, decreased to 72% for the year ended December 31, 2005 from 86% for the year ended December 31, 2004.

Financing income and expenses

         Financing income. Our Financing income decreased 9,836% to $40 for the year ended December 31, 2005 from $2,442 for the same period in 2004.

         Financing expenses. Our financing expenses increased 11% to $73,645 for the year ended December 31, 2005 from $66,182 for the same period in 2004.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

Revenues

         License fees and products. Revenues from license fees and products increased 390% to $721,926 for the year ended December 31, 2004 from $147,450 for the same period in 2003. The increase primarily consisted of $605,000 of revenues derived from our contract with Unefon S.A.

         Revenue share. Revenues from revenue share increased 17% to $26,752 for the year ended December 31, 2004 from $22,800 for the same period in 2003.

         Customer  services  and  technical  support.   Revenues  from  customer
services and technical support increased 220% to $612,377 for the year ended December 31, 2004 from $191,471 for the same period in 2003. The increase primarily consisted of revenues from ongoing customers who were not our customers during 2003.

Cost of revenues

         License fees and products. Cost of license fees and products increased 223% to $64,000 for the year ended December 31, 2004 from $19,793 for the year ended December 31, 2003. This increase was primarily due to higher revenues from License fees and products.

         Customer services and technical support. Cost of customer services and technical support increased 126% to $241,572 for the year ended December 31, 2004 from $106,840 for the year ended December 31, 2003. This increase was primarily due to higher revenues from customer services and technical support.

Operating expenses

         Research and development. Research and development expenses increased 5% to $295,996 for the year ended December 31, 2004 from $282,845 for the year ended December 31, 2003. This increase was primarily due to a $19,378 increase in travel expenses and a $18,044 increase in depreciation expenses, partially offset by a $32,893 decrease in subcontractors expenses. Research and development expenses, stated as a percentage of revenues, decreased to 22% for the year ended December 31, 2004 from 78% year ended December 31, 2003 as a result of our increased revenues.

         General and administrative. General and administrative expenses decreased 9% to $1,166,782 for the year ended December 31, 2004 from $1,277,979 for the year ended December 31, 2003. This decrease was primarily due to a $298,169 decrease in professional services, a $167,739 decrease in payroll and related expenses mainly due to options granted for employee services in the year ended December 31, 2003 and a $90,719 decrease in consulting expenses, partially offset by a $250,331 increase in marketing expenses and a $87,281 increase in travel expenses. General and administrative expenses, stated as a percentage of revenues, decreased to 86% for the year ended December 31, 2004 from 353% for the year ended December 31, 2003.

Financing income and expenses

         Financing income. Our Financing income increased 1,670% to $2,442 for the year ended December 31, 2004 from $138 for the same period in 2003.

         Financing expenses. Our financing expenses decreased 3% to $66,182 for the year ended December 31, 2004 from $68,556 for the same period in 2003.

LIQUIDITY AND CAPITAL RESOURCES

         Our principal sources of liquidity since our inception have been private sales of equity securities, stockholder loans, borrowings from banks and to a lesser extent, cash from operations. We had cash and cash equivalents of $573 as of December 31, 2005 and $124,854 as of December 31, 2004. Our initial capital came from an aggregate investment of $1.3 million from Cap Ventures Ltd. To date, we have raised an aggregate of $5,300,000 from placements of our equity securities (including the investment by Cap Ventures and a $4,000,000 investment by Syntek Capital AG and DEP Technology Holdings Ltd.). We have also borrowed an aggregate of $1,800,000 from Syntek Capital AG and DEP Technology Holdings Ltd. (See "Certain Transactions") and as of the date of this prospectus we have no funds available to us under bank lines of credit. We have a credit line agreement with Miretzky Holdings Limited. As of December 31, 2005, $ 280,403 is outstanding under the credit line. The credit line is for $300,000. The credit line has no termination date and does not provide for interest payments. Other than the said credit line agreement with Miretzky, we do not have any commitments from any of our affiliates or current stockholders, or any other non-affiliated parties, to provide additional sources of capital to us. We will need approximately $1.0 million for the next twelve months for our operating costs which mainly include salaries, office rent and network connectivity, which total approximately $60,000 per month, and for working capital. We intend to finance this amount from our ongoing sales and through draws on our equity line. Currently we do not believe that our future capital requirements for equipment and facilities will be material.

         Operating activities. For the year ended December 31, 2005 we used $494,943 of cash in operating activities primarily due to our net loss of $644,692 and a $656,090 decrease in deferred revenues, partially offset by $500,000 wages and salaries paid by issuance of shares and a $189,688 increase in other payables and accrued liabilities.

         For the year ended December 31, 2004 we generated $134,031 of cash in operating activities primarily due to a $614,104 increase in deferred revenues, partially offset by our net loss of $513,034.

Investing and financing activities.

Property and equipment consist primarily of computers, software, and office equipment.

         For the year ended December 31, 2005, net cash used in investing activities was $55,885 consisting of an investment in equipment. For the year ended December 31, 2004, net cash used in investing activities was $82,817 consisting of an investment in equipment.

         For the year ended December 31, 2005, net cash provided by financing activities was $426,547 due to a $291,265 increase in advances from shareholders and a $75,141 increase in notes payables. For the year ended December 31, 2004, net cash provided by financing activities was $41,102 due to a $44,334 increase in notes payables, partially offset by a $3,232 decrease in bank indebtedness.

Market Risk

         We do not currently use financial instruments for trading purposes and do not currently hold any derivative financial instruments that could expose us to significant market risk.

Corporate Tax Rate

         Our net operating loss carry-forwards in the United States for tax purposes amount to approximately $9.9 million as of September 30, 2005.

Impact of Inflation and Currency Fluctuation

         Substantially all of our revenues are denominated in dollars or are dollar-linked, but we incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels (NIS). In 2005, 38% of our costs were incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US Dollar or that the timing of this devaluation will lag behind inflation in Israel. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected.

         Our auditors have included an explanatory paragraph in their report on our financial statements, relating to the uncertainty of our business as a going concern, due to our limited operating history, our lack of historical profitability, and limited funds. Management believes that it will be able to raise the required funds for operations from bank financings, or from one or more future offerings, and to be able to achieve our business plan. Risks inherent in the business as discussed under the caption "Risk Factors" may affect the outcome of Management's plans.

                                    BUSINESS

BACKGROUND

         We were incorporated in Delaware in February 2000 under the name of Wireless Auctions, Inc. We develop, manufacture, market and support a software and hardware-based wireless application platform marketed under the brand MOMA platform. A platform, in the wireless industry, is an entry point for services and content from different types of media (such as the Internet, magazines, television) into the mobile networks, and through them to their customers-mobile phone users. The MOMA platform enables cellular operators and wireless application service providers to provide data and multimedia value-added services and content to their customers such as: person to person telephone calls, text messaging, ring tones, sports news and alerts, pictures and TV voting for contest shows, over wireless networks. Our platform is an end-to-end application and middleware platform that includes monitoring, billing, reporting, content management, customer care, application development, generic application engines, third-party provisioning and centralized third-party management tools. These services are called value-added services in the wireless industry. Our platforms have been utilized since March 2000 in over 300 applications across more than 50 European and Asian networks for over 50 various internationally known content and media providers. These include applications such as games, information services, alerts, advertising and promotions, which were developed and delivered on a hosted basis for content and media providers, through our wholly-owned UK subsidiary and its Italian, French and Spanish subsidiaries. In the second half of 2002, we ceased operating and owning hardware infrastructure in order to concentrate on licenses and installed sales of our technology, and the operations of our UK subsidiary and its European subsidiaries were discontinued. Shay Ben-Asulin and Mordechai Broudo were the directors of our wholly-owned UK subsidiary. Our UK subsidiary had three wholly-owned subsidiaries: (i) m-Wise s.a.r.l. (France), which previously provided sales and customer support in France, the sole officer and director is Mordechai Broudo, our Chief Executive Officer; (ii) m-Wise S.r.l. (Italy), which previously provided sales and customer support in Italy, the sole officer and director is Shay Ben-Asulin, our Chairman and Secretary; and (iii) m-Wise Spain, S.L, which previously provided sales and customer support in Spain, the sole officer and director is Mordechai Broudo. Our Israeli subsidiary is legally active in its jurisdiction of incorporation, however, our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003. The liquidation of our UK subsidiary and its subsidiaries is not likely to affect our revenues in Europe as our European clients contract directly with us, or via a channel partner.

         We operate mainly through m-Wise Ltd., our wholly-owned subsidiary in Israel. The officers of our Israeli subsidiary are Mordechai Broudo, Chief Executive Officer, Shay Ben-Asulin, Chairman, Asaf Lewin, Chief Technology Officer, and Gabriel Kabazo, Chief Financial Officer, and the directors are Shay Ben-Asulin and Mordechai Broudo. We currently sell our MOMA Platform directly, through potential channel partners and through regional representative in Taiwan, Philippines Colombia, Brazil and the USA.

INDUSTRY BACKGROUND

GROWING MARKET FOR VALUE-ADDED SERVICES.

         The wireless communications market primarily consists of cellular telephone networks, but also includes pagers, personal digital assistants, and private mobile networks such as those used by utility companies and delivery services. Value added services constitute significant additional revenue sources for wireless networks and wireless application service providers (WASPs), and have become essential components of cellular services in only a few years. This has been documented by industry analysts and journalists, as well as by the financial reports from various cellular operators that describe data services as a growing percentage of the carriers' revenues.

         Originally utilized solely for telephone communications, the wireless phone networks have added data and multimedia content for the benefit of their subscribers, such as:

X SMS - short messaging service - enables subscribers to send and receive short (160 character) text messages and graphics images;
X EMS - enhanced message service - enables subscribers to send and receive high quality images and graphics;
X MMS - multimedia messaging service - enables the delivery of further enhanced images and audio files;
X WAP - web application protocol - enables subscribers to access the internet and send and receive email;
X Interactive media, such as quizzes and online gaming, enabled, inter alia, by Java (J2ME) technology;
X  Subscriber  information,  such as  stock  quotes  or  sports  news;
X "Push" technology, enabling content providers to broadcast advertisements to subscribers;
X Community services such as chat and dating; and X Entertainment media, including radio stations, music and magazines.

         Our technology is referred to as middleware or a Content and Service Delivery Platform as it integrates the wireless telecommunications providers with mainstream information technology industries. Providers developing middleware technology supply a means of integrating the wireless telecommunications providers, mainstream IT, and content and media provider industries to deliver value added services to wireless subscribers. The introduction of the wireless value added services industry has put an onus on cellular operators and service providers to use their internal operational infrastructure as an externally-facing, strategic service delivery platform. Wireless middleware technology seeks to form a crucial part of this platform, thus facilitating the cellular operators and service providers' efforts to connect to content partners and then deliver compelling services to their wireless subscriber base, regardless of the device used by the subscribers.

GROWING IMPORTANCE OF MIDDLEWARE

         Our MOMA Platform plays the role of content and service delivery Platform provides a centralized approach to middleware. We view the role of our middleware as central to the service offering by reducing the complexity in the supply chain. Wireless operators and wireless application service providers currently negotiate with a large number of industry players to deliver content, including access providers, payment providers, content aggregators and applications developers. We emphasize our business value as reducing service development costs for wireless operators and wireless application service providers by providing a single horizontal platform on which to build and deliver value added services, and on which to manage value added services content and billing relationships. We believe that the single middleware solution reduces the time spent negotiating with third parties to implement and run new services and then manage those agreements.

         We believe that middleware will play a central role in the wireless operator and wireless application service providers' service delivery offering. The core middleware will be installed on the operator and wireless application service provider's network to fulfill the functions of service development and management, with smaller versions of the platform installed at the operator or wireless application service providers' subsidiaries in additional geographic markets to share central sources of information. This approach lowers the costs for the operator by centralizing the processes that are currently built individually by content provider, geographic market and other criteria.

THE M-WISE STRATEGY

         We believe that we were early to recognize the role of middleware in an increasingly complex platform strategy, and that we positioned ourselves to successfully prove the capacity of our content and service delivery platform to act as middleware for wireless value added services regardless of different standards, device types and billing infrastructures. One of the ways in which we are promoting our middleware technology is by addressing wireless operators and wireless application service providers requirements for a centralized platform on which to build and manage value added services content and applications from a number of different providers. In a similar approach, we are targeting wireless application service providers in order to provide them with a centralized platform on which to develop and deliver their own service offering. We believe that a strong synergy underlies for us in acquiring a mobile content provider that sells directly to consumers. With the power of our superior technology and geographical reach, a direct approach to consumers can have a tremendous effect on our revenues and profitability.

         We are always actively seeking to acquire a mobile content and content-related service provider that is generating revenues by marketing directly to consumers. The acquisition of such candidate will integrate the synergies of the mobile content provider with our MOMA platform. We believe that the acquisition of such companies coupled with our superior technology, can create the strategic synergies necessary to contribute financially to the future growth and success of the Company. We have not entered into any agreements to acquire any other entity.

PRODUCTS

         We develop, manufacture, market and support a software and hardware-based Content and Service Delivery Platform marketed under the brand MOMA Platform (MOMA is a middleware, i.e. a bundle of hardware and software parts that together provide all the functionalities described herein). The hardware consists of off the shelf products, which include an array of servers, network switches, high availability power supply and digital storage devices, that our some of customers purchase per our specifications or that we may purchase on their behalf, typically for no additional consideration other than the cost of such hardware components. Other customers may use an extension of the MOMA platform that is hosted by us, as an outsourced service for content and service delivery. The main software that runs these hardware components consists of the MOMA proprietary software code which we have developed. In addition, we use standard off the shelf software for which we purchase licenses for our use or on behalf of our customers and freeware (such as Linux, JSP, Microsoft SQL, Checkpoint's firewall solutions, Tomcat).

         Our MOMA platform provides operators and service providers of wireless data systems an end-to end range of functionalities necessary to develop, manage and launch wireless value added services and transactions. These functionalities include, among others, the ability to:

         o Minimize the capital, commercial, training and technical requirements by providing a common platform for the operator or wireless application service provider's IT, marketing, customer care and billing departments to manage current and next-generation wireless value added services;

         o Minimize costs by providing a common platform for all third-party content and service providers to connect and bill through the operator or wireless application service provider's wireless network;

         o Increase value added services revenues by accelerating the time to market for third-parties, and by increasing the number of content providers, media companies and other enterprises able to enter the wireless value added services market;

         o Centralize and itemize the operator or wireless application service provider's reporting and billing for all value added services by third party, delivery channel (e.g. SMS, MMS or other) or billing mechanism (e.g. premium messaging, IVR, pre-paid data-card or other); and

         o Mitigate many typical problems, such as real-time billing, anti-spam policies, itemized value added services billing and adequate customer support, through the delivery of a live window and centralized controls for all value added services, billing modules and third-party providers.

         o Manage and deliver mobile oriented content catalogues and adapt such content to the large variety of mobile handsets by automatically identifying handset while downloading the content and transcodig the content to comply with handsets' specifications

         o Allow third parties to customized presentation layers such as web and WAP interface to display content and applications and link value added services with such IP based interfaces

One example of how our middleware or MOMA platform works is as follows:

         (i) a consumer watching television sees an advertisement inviting the consumer to purchase and download a new ring tone for their cellular phone, by sending a SMS via their cellular phone;

         (ii) our customer, the mobile operator, will then send back to the consumer a SMS or a WAP Push message, redirecting them to a download site on the Internet, where the consumer may retrieve the requested ring tone.

To enable this type of service a middleware, such as our MOMA Platform is required:

         (a) the platform receives the consumer's SMS from the network, in this case the request to download a certain ring tone;

         (b)      the platform then composes the response SMS to the consumer;

         (c) the platform hosts the download site for the new ring tone and enables the mobile operator to monitor the response to the advertisement offering the new ring tone in real time;

         (d) the platform identifies the type of handset approaching for the ringtone download and adapt to selected ringtone to the given handset prior to the download event by such handset

         (d) the platform enables the mobile operator to issue a variety of reports regarding its services, including revenue breakdown, billing and settlement;

         (e) the platform enables our client to modify the content of their services, i.e. edit language of messages, add new content items for sale; and

         (f) the platform interfaces with the mobile operator's network and can flexibly determine the billing and pricing arrangement between the consumer and mobile operator.

         The functions described above are performed by the MOMA Plaform proprietary code that we have developed, which requires standard operating systems and hardware (mainly servers) to operate.

         We provide our customers with various services, such as standard-level product support and maintenance, product upgrades (typically at an annual fee of 15% of initial license price), and remote management and service monitoring, that are priced separately. The MOMA Platform software is designed to enable its users to customize and manage certain aspects of the product, such as the "look and feel" of the user interface, the language of the user interface, and the connection of the MOMA Platform to external services. Further customization, when required, is also priced in addition to the license fee.

         Our MOMA Platform, embodied in hardware and software technology, provides operators of mobile data systems the capability to offer the above services and other interactive content services. Our technology facilitates necessary billing and customer service functions and interfaces with commercially available media content.

CUSTOMERS

         Our current wireless data customers include prominent global wireless application service providers and wireless operators. For 2002, 36% of our revenues were derived from our contract with one customer and 73% with three customers. For the year ended December 31, 2002, iTouch Plc represented 36% of our sales, Comtrend Corporation represented 25% of our sales and Vodafone Omnitel represented 12% of our sales. For the year ended December 31, 2003, iTouch Plc represented 78% of our sales. For the year ended December 31, 2004, Unefon S.A. represented 54% of our sales. For the year ended December 31, 2005, First Advanced Multi-Media Entertainment represented 52% of our sales.

None of our customers are affiliated with us, our subsidiaries, or any of our officers, directors or principal shareholders.

SALES CHANNELS

         We primarily operate through regional sales representatives to distribute and sell our products on a project by project basis. For example, we recently made a joint approach with a local Brazilian vendor to one of the major wireless application service providers in Brazil as a response to an RFP (request for proposal) issued by the said WASP for a content management and service delivery system, which is one of the core and proprietary components of our MOMA platform. The response and the commercial proposal were submitted through the local vendor, who assisted in all the needed coordination and negotiations with the Brazilian customer and will also serve as our local representative once an agreement is signed. Such regional sales representative typically receives 10% - 20% of the net revenues received by m-Wise against the projects that were acquired through them.

RESEARCH AND DEVELOPMENT

         We devote significant resources to research and development. In January 2003 we were jointly awarded with Hewlett Packard an SIIRD Grant (Singapore-Israel Research and Development Foundation government grant of $186,343 USD) to upgrade the MOMA platform to support MMS and J2ME (Java technology for wireless applications) for wireless carriers in the Far East. This grant was funded during the years ended December 31, 2003 and 2004 and is reflected in our financial statements. We expect to continue significant research and development activities to integrate new technologies into our platform. During the years ended December 31, 2003 and 2004 we expended $282,845 and $296,996, respectively, on research and development activities. During the year ended December 31, 2005, we expended $534,933 on research and development activities.

INTELLECTUAL PROPERTY

         Our intellectual property rights are important to our business. We protect our intellectual property rights with a combination of copyright, the use of contractual provisions with our customers and partners embodied in our license and partnership agreements, and procedures to maintain the confidentiality of trade secrets. Most of our intellectual property is embodied in software. The functionality of all software can eventually be reverse engineered, given enough time and resources. We rely on common law for protection of our trademarks "MOMA Gateway" and "m-Wise".

COMPETITION

         We encounter competition from numerous competitors, including hundreds of smaller companies addressing niche content markets. Our larger competitors include Unipier Ltd in service delivery plaforms,, Mobilitech, Inc. content and service delivery platforms (middleware), Akumitti Ltd. in digital content platforms, Openwave Systems Inc. in application platforms, and LogicaCMG and Materna GmbH Information & Communications in the middleware arena. We believe our competitive strengths are our superior technology, which was greatly enhanced since its release, and our technical experience in integrating our platform with various third-party technologies already existing within the cellular operator or wireless application service providers network (e.g. SMSCs, MMSCs and legacy billing systems). We also believe our competitive strengths are further enhanced by our strong presence in the market through our sales to large local and global wireless service providers in each of the relevant vertical markets as well as local sales representatives, flexibility, and commercial experience in the industry.

EMPLOYEES

         Along with our subsidiary we employ an aggregate of 15 employees, including our officers. Three employees (Messrs. Broudo, Ben-Asulin and Kabazo) are employed by m-Wise and 12 employees are employed by m-Wise Israel, one of whom also provide his services to us (Mr. Lewin). All employment agreements with officers and directors are described under the caption "Executive Compensation". We believe our employee relations to be excellent. None of our employees is represented by a labor union, and all are employed on a full-time basis.

         Since we have determined to pursue an aggressive objective, which will require us to maintain competitive advantages in a range of areas, we intend to maintain a small core of highly skilled technical experts in key areas. This team will be responsible for maintaining the leadership of the technology platform, designing the future technology upgrades and products, and utilizing outsourced development firms on an as-needed basis to implement the necessary codes and assist in dealing with peaks derived from sales and projects.

         We anticipate that managing potential growth during 2006-2007 while maintaining a small core team will require us to hire additional personnel, as required by growing sales volumes In the event that the level of our business increases we may have to hire additional personnel. We would expect that such personnel would include a few additional personnel for technical support, account management and sales support for the distribution channels.

         Israeli law and certain provisions of the nationwide collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (the Israeli federation of employers' organizations) apply to our Israeli employees. These provisions principally concern the maximum length of the work day and the work week, minimum wages, paid annual vacation, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We provide our employees with benefits and working conditions above the required minimum. Furthermore, pursuant to such provisions, the wages of most of our employees are subject to cost of living adjustments, based on changes in the Israeli CPI (Consumer Price Index). The amounts and frequency of such adjustments are modified from time to time. Israeli law generally requires the payment of severance pay upon the retirement or death of an employee or upon termination of employment by the employer or, in certain circumstances, by the employee. We typically fund our ongoing severance obligations for our Israeli employees by making monthly payments for managers' insurance policies and severance funds.

         Israeli law provides that employment arrangements with employees who are not in senior managerial positions or positions who require a special degree of personal trust, or whose working conditions and circumstances do not facilitate employer supervision of their hours of work, must provide for compensation which differentiates between compensation paid to employees for a work week (as defined under Israeli law) or for maximum daily work hours and compensation for overtime work. The maximum number of hours of overtime is limited by law. Certain of our employment compensation arrangements are fixed and do not differentiate between compensation for regular hours and overtime work. Therefore, we may face potential claims from these employees asserting that the fixed salaries do not compensate for overtime work, however, we do not believe that these claims would have a material adverse effect on us.

FACILITIES

         Our offices are located at 3 Sapir Street, Herzeliya Pituach, Israel 46852, in leased office space of approximately 300m2, which we believe is adequate for our current and future operating activities. Our monthly rent is $4,000.

LEGAL PROCEEDINGS

        We are currently not involved in any material legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are our directors and executive officers. All officers dedicate their full business time to our operations.

NAME                    AGE     POSITION

Morderchai Broudo       47      Chief Executive Officer and Director
Shay Ben-Asulin         37      Chairman of the Board and Secretary
Gabriel Kabazo          33      Chief Financial Officer
Asaf Lewin              40      Chief Technology Officer

MR. MORDECHAI BROUDO is one of our co-founders and has been a director since our inception. Mr. Broudo has been acting as our Chief Executive Officer since June 2001. Before founding m-Wise, Mr. Broudo was the Chief Technology Officer of Need2Buy.com, Inc., now known as River One Inc., which was funded by Mitsubishi and several leading venture capital firms, from November 1999 to March 2000. River One provides management software and services for manufacturers to control processes between customers and suppliers. From January 1997 to April 1998, Mr. Broudo served as the Managing Director of the New York office of Mercado DTL, a provider of advanced intelligent data management systems. Mr. Broudo received a Bachelors Degree in Computer Science from Queens College, New York, in 1991.

MR. SHAY BEN-ASULIN is one of our co-founders and has been a director since our inception. Mr. Ben-Asulin has been acting as our Secretary and Chairman of the Board of Directors since June 2001, focusing mainly on our European operations, corporate strategy and funding and product planning. Before founding m-Wise, Mr. Ben-Asulin served as the Business Development and Wireless Content Manager, from April 1999 to March 2000, of PassCall Advanced Technologies Ltd., an Israeli start-up company based in New York, focused on web-based content and applications to wireless phones. In this position, Mr. Ben-Asulin acquired extensive knowledge and expertise of the wireless communications market, and developed sales and business development channels with US cellular operators, system integrators and media companies. From January 1998 to September 1999, Mr. Ben-Asulin served as the Chief Executive Officer of Mishin Investments Ltd., a privately-owned company that promoted multinational projects and investments in the Middle East region through business alliances in Israel and countries such as Jordan, Oman, Qatar and Egypt.

MR. GABRIEL KABAZO, CPA, has served as our Chief Financial Officer since October 2002. From August 2000 to September 2002, Mr. Kabazo was the Controller of On Track Innovations Ltd., a high-tech manufacturing company in the business of contactless smart cards traded on the NASDAQ, with several subsidiaries worldwide (North America, South Africa, Asia and Europe) and over 200 employees, where he supervised the finance and accounting activities of the various subsidiaries, the ongoing management of the accounting department, preparation of budget plans, financial reports and reports to the SEC. Mr. Kabazo has led several initiatives to enhance efficiency and reduce company spending as required from market conditions and played a principal role in the preparation of On Track Innovations Ltd.'s public offering, working closely with company management, external attorneys and underwriters. From December 1997 to July 2000, Mr. Kabazo worked as a CPA, Senior Level, at Luboshitz Kasierer, one of Israels leading CPA firms. Mr. Kabazo received a Bachelors Degree in Accounting and Economics from the Faculty of Management of Tel-Aviv University in 1997, a Masters Degree in Business Administration from the Sauder School of Business of the University of British Columbia in 2006 and is a Certified Public Accountant registered in Israel since 1999.

MR. ASAF LEWIN has served as our Chief Technology Officer since June 2001. From March 2000 to September 2000, Mr. Lewin was a co-founder and managing director at eCaddo Ltd., an Israeli start-up company in the field of scheduling/pricing solutions for online directories. From 1995 to March 2000, Mr. Lewin oversaw the development of several extensive visual reconnaissance systems at Elron Software (a wholly owned subsidiary of Elron Electronic Industries and a recognized global leader in the development of innovative technology products and services for advanced networking and Internet infrastructures), in the capacity of division manager. Prior to his engagement by Elron Software in 1995, Mr. Lewin was engaged by the development team at the Israeli Air Force Avionics Software Center, where he participated in numerous research and development projects in a variety of languages and development environments. He was honored with an award of excellence from the Israeli Air Force Commander for a certain project. Mr. Lewin received a Bachelors Degree (cum laude) in Aeronautical Engineering from the Israeli Technion (the Israel Institute of Technology) in 1988.

AUDIT COMMITTEE

         We do not have an audit committee. Because of our small size and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth the cash and all other compensation paid to our executive officers and directors during each of the last three fiscal years, including compensation from our subsidiaries. The remuneration described in the table includes our cost of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business. This table does not include certain options to purchase common stock granted to corporations controlled by Messrs. Broudo and Ben-Asulin 10,432,560 and 10,876,080 shares, respectively) since such options were granted in order to provide for anti-dilution protection, and not in connection with such individuals' employment.

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation ($)     Long Term Compensation
                                     -----------------------     ----------------------
                                                                         Awards                              Payouts
                                                                         ------                              -------
Name and                                                     Other Annual      Restricted   Securities       LTIP       All Other
Principal Position            Year     Salary     Bonus      Compensation      Stock        Underlying       Payouts    Compensation
------------------            ----     ------     -----      ------------      Awards       Options/SARs(#)  -------    ------------
                                                                               ------       ---------------
Shay Ben-Asulin (1)           2005    $109,992
Chairman of the Board of      2004    $109,992
Directors and Secretary       2003    $109,992

Gabriel Kabazo                2005    $ 50,192                                                                          $500,000
CFO                           2004    $ 50,192
                              2003    $ 49,608                 552,114
Mordechai Broudo (1)          2005    $109,992
CEO                           2004    $109,992
                              2003    $109,992

(1) The amounts shown for Messrs. Ben-Asulin and Broudo include for each $109,992 accrued but not paid in 2003, 2004 and in 2005.

OPTION GRANTS IN LAST FISCAL YEAR

There were no options granted in the last fiscal year.

EMPLOYMENT AGREEMENTS

         Mordechai Broudo has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides us with his services as Chief Executive Officer, for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by us, without cause, provided that Mr. Broudo receives six months severance pay. Mr. Broudo's current salary is $9,166 per month, plus 24 days paid annual vacation.

         Shay Ben-Asulin has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides us with his services as Chairman of the Board of Directors and Secretary for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by us, without cause, provided that Mr. Ben-Asulin receives six months severance pay. Mr. Ben-Asulin's salary is $9,166 per month, plus 24 days paid annual vacation.

         Asaf Lewin has an employment agreement with the Israeli Subsidiary dated June 1, 2001, as amended, and serves as our Chief Technology Officer and the Chief Technology Officer of our Israeli subsidiary. Pursuant to his employment agreement, he receives NIS 33,000 per month. He also receives a manager's insurance policy, which will be transferred to him upon severance unless his employment is terminated for cause (or under circumstances in which Israeli law denies the right for severance payment). He also receives a vocational studies fund from us in the amount of 7.5% of his monthly salary. His employment agreement may be terminated upon 3 months notice without cause, or immediately for cause. He has received an option to purchase 5,336,820 shares of our common stock, subject to certain vesting schedules and certain other restrictions.

         Gabriel Kabazo has an employment agreement dated October 1, 2002, as amended, and serves as our Chief Financial Officer and the Chief Financial Officer of our Israeli subsidiary. Pursuant to his employment agreement, his current salary is $4,183 per month. His employment agreement may be terminated upon one month's notice without cause, or immediately for cause. He has received an option to purchase 552,114 shares of our common stock, subject to certain vesting schedules and certain other restrictions.

STOCK OPTION PLANS

         We adopted an Israel Stock Option Plan (2003) (the "2003 Israeli Plan") and an International Share Option Plan (2003) (the "2003 International Plan") on January 16, 2003, by resolution of our Board of Directors and stockholders, and an Israel Share Option Plan (2001) and an International Share Option Plan (2001) by resolution of our Board of Directors and stockholders. The Plans enable us to offer an incentive based compensation system to our employees, directors and consultants and employees, directors and consultants of our subsidiaries and/or affiliated companies.

No options were granted in 2002.

         During the year ended December 31, 2003, options to purchase our shares of common stock were issued to the following officers, directors and affiliates of m-Wise (and its subsidiaries), as well as to certain employees, former employees and service provider of m-Wise (and its subsidiaries), in the amounts listed next to their names pursuant to the Israel Share Option Plan (2001), Israel Stock Option Plan (2003) and the International Share Option Plan (2003):

Israel Share Option Plan  (2001):

Gabriel Kabazo - 150,000 options.

         Additionally, an aggregate of 2,250,000 options were issued pursuant to the Israel Share Option Plan (2001) to other employees and former employees.

         All options under the Israel Share Option Plan (2001) are exercisable into shares of common stock on a one-for-one basis.

Israel Stock Option Plan (2003):

Inter-Content Development for the Internet
Ltd. -7,457,010 options.

Gabriel Kabazo -  402,114 options

Asaf Lewin -  5,336,820 options

         Additionally, an aggregate of 2,859,906 options were issued pursuant to the Israel Stock Option Plan (2003) to other employees.

         All options under the Israel Stock Option Plan (2003) are exercisable into shares of common stock on a one-for-one basis.

International Share Option Plan (2003):

Proton Marketing Associates, LLC - 10,432,560 options - beneficial owner is Mordechai Broudo, our CEO.

Putchkon.com, LLC - 10,876,080 options - beneficial owner is Shay Ben-Asulin, our Chairman.

         Additionally, an aggregate of 3,752,454 options were issued pursuant to the International Share Option Plan(2003) to former employees.

         All options under the International Share Option Plan (2003) are exercisable into shares of common stock on a one-for-one basis.

No options were granted in 2004.

         In 2006 an aggregate of 1,260,000 options were issued pursuant to the Israel Stock Option Plan (2003) to other employees.

ISRAEL SHARE OPTION PLAN (2001)

         The Israel Share Option Plan (2001) is administered by the Board of Directors, or a committee appointed by the Board. Our employees, directors, service providers and consultants and those of our subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 2,403,672 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of our stockholders. The Plan is designed to conform to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee, Optionee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding. As of the date of this prospectus there were 2,400,000 options issued under the Israel Share Option Plan (2001) of which 479,311 were exercised.

         Options may be granted at a value as determined by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held by either the Optionee or a trustee until the completion of an initial underwritten public offering of our shares in the United States, or another jurisdiction decided by the Board of Directors, pursuant to an effective registration statement or similar document, but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Israeli law, regulations or rules promulgated thereunder. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify us in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

         Unless otherwise directed by the Board of Directors, options vest, subject to certain conditions, at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon our liquidation 1/2 of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf on a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

         In the event that a grantee is exempt from vesting periods the Board of Directors is entitled to determine that where the grantee does not comply with the conditions determined by the Board of Directors or ceases to be an employee, the trustee, us or a company related to us thereof have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee, subject to applicable law. Any options which have been granted but not exercised may again be used for awards under the Plan. If our shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

INTERNATIONAL SHARE OPTION PLAN (2003)

The International Share Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board comprised of one or more of our directors (the "Administrator"). The Plan provides for the grant of Incentive Stock Options, Nonstatutory Stock Options or other options, as determined by the Administrator at the time of grant, to our employees, directors and consultants and of our subsidiaries. There are 25,061,094 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the International Plan or may make other modifications to the Plan without stockholder approval, unless required under applicable law, however, no amendment may adversely change the existing rights of any option holder. As of the date of this prospectus there were 25,061,094 options issued under the International Share Option Plan (2003), of which 24,007,619 were exercised.

         Any options which have been granted but not exercised may again be used for awards under the Plan. Nonstatutory stock options may be granted to service providers (employees, directors or consultants of m-Wise and its subsidiaries). Incentive stock options may only be granted to employees, including officers and directors, employed by us and by our subsidiaries. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options shall be treated as nonstatutory stock options. Except for certain circumstances, incentive stock options may not be granted at an exercise price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% stockholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant (110% as to any 10% stockholder at time of grant).

         Stock options may be exercised during a period of time fixed by the Administrator except that no stock option may be exercised more than ten (10) years (in the case of an incentive stock option, five (5) years if the optionee holds more than 10% of our voting power, or such shorter terms as may be provided in the option agreement) after the date of grant, provided that upon our liquidation the vesting of the option may accelerate. If the optionee ceases to be a service provider as a result of death or disability, then the vested portion of the option may be exercised within such period of time as set forth in the option agreement (of at least six (6) months) or for 12 (twelve) months if the option agreement does not specify such date, but in no event later than the expiration term of such option as set forth in the option agreement). Except in the case of options granted to officers, directors and consultants, options may become exercisable at a rate of no less than 20% per year over five (5) years from the date of grant. In the discretion of the Administrator, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, check, or by delivery of promissory notes or consideration received by us by cashless exercise, or any combination of the foregoing methods of payment. Any option granted under the Plan is exercisable according to the terms of the Plan and of the option agreement and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. Unless otherwise determined, shares issued upon exercise of an option are issued to the Optionee or in the name of the Optionee to a trustee, to be held either by the Optionee or by the trustee on behalf of the optionee, unless otherwise determined, until the initial underwritten public offering of our shares pursuant to an effective registration statement, prospectus or similar document in the United States or such other jurisdiction as is determined by the Board of Directors. In the event of a merger by us with or into another corporation, or the sale of substantially all of our assets, and the successor corporation refuses to assume or substitute the outstanding options, then the option shall fully vest shall be fully exercisable for a period of fifteen (15) days from the date of the notice thereof to the optionee, and the option shall terminate upon the expiration of such period.

ISRAEL STOCK OPTION PLAN (2003)

The Israel Stock Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board. Our employees, directors, service providers and consultants and those of our subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 17,354,106 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of our stockholders. The Plan is designed to conform to
Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee, Optionee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding. As of the date of this prospectus there were 17,315,850 options issued under the Israel Stock Option Plan (2003)of which 14,390,200 were exercised.

         Options may be granted at a value as determined by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held either by the Optionee or by a trustee until the completion of an initial underwritten public offering of our shares in the United States, or another jurisdiction decided by the Board of Directors, pursuant to an effective registration statement or similar document, but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Israeli law, regulations or rules promulgated thereunder. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify us in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

         Unless otherwise directed by the Board of Directors, options vest at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon our liquidation 1/2 of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf of a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

         In the event that a grantee is exempt from vesting periods the Board of Directors is entitled to determine that where the grantee does not comply with the conditions determined by the Board of Directors or ceases to be an employee, the trustee, us or one of our related companies have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee, subject to applicable law. Any options which have been granted but not exercised may again be used for awards under the Plan. If our shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the common stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of m-Wise. As of the date hereof we had 126,084,477 shares of our common stock outstanding. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

                                   PERCENTAGE                  PERCENTAGE
 NAME AND ADDRESS SHARES OWNED                 COMMON STOCK  BEFORE OFFERING

 Shay Ben-Asulin(1)                14,369,344      11.4%          11.4%
 Mordechai Broudo(2)               19,637,862      15.6           15.6
 Miretzky Holdings Ltd. (3)        33,451,319      26.5           18.6
 Gabriel Kabazo (4)                  546,678         *              *
Asaf Lewin(5)                       5,234,824       4.1            4.1
 Inter-content Development
    for the Internet Ltd. (6)      11,164,953       8.9            8.9

Syntek capital AG (7)              13,672,641      10.4           10.4
 DEP Technology Holdings Ltd. (8)  13,672,641      10.4           10.4

 All officers and directors as a
   group (4 persons) (1)(2)(4)(5)  39,788,708      31.2%          31.2%

*LESS THAN ONE PERCENT

(1) Shay Ben-Asulin is the beneficial owner of Putchkon.com, LLC, which owns part of these shares. The address of Putchkon.com, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506.

(2) Mordechai Broudo is the beneficial owner of Proton Marketing Associates, LLC, which owns part of these shares. The address of Proton Marketing Associates, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506.

(3) The beneficial owner of Miretzky Holdings Ltd. is Mark Quirk. The address for Miretzky Holdings, Ltd. is Clinch's House, Lord Street, Douglas, Isle of Man, IM99 1RZ (PO Box 227).

(4) The address of Gabriel Kabazo is c/o m-Wise.

(5) Includes an aggregate of 1,586,782 options to purchase shares of common stock, granted to Asaf Lewin. The address of Asaf Lewin is c/o m-Wise.

(6) The address of Inter-Content Development for the Internet Ltd. is 18 Yohanan Ha'Sandlar St., Tel Aviv, Israel 63822. The beneficial owner of Inter-Content Development for the Internet is Mr. Jacob Marinka.

(7) Includes an aggregate of 5,263,158 warrants to purchase shares of common stock, granted to Syntek capital AG. The address of Syntek capital AG is Zugspitzstrasse 15, Pullach 82049, Germany.

(8) Includes an aggregate of 5,263,158 warrants to purchase shares of common stock, granted to DEP Technology Holdings Ltd. The address of DEP Technology Holdings Ltd. Is Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

STOCKHOLDERS' AGREEMENT

         Cap Ventures Ltd., Miretzky Holdings Ltd., Proton Marketing Associates, LLC, Putchkon.com, LLC, and certain other stockholders holding an aggregate of 75,176,408 shares of common stock have entered into a stockholders' agreement dated January 11, 2001, agreeing to restrictions on transfer. Under an Investors' Rights Agreement dated January 11, 2001, we agreed to provide certain stockholders with demand registration rights, to file our reports in accordance with Section 13 of the Securities Exchange Act of 1934 and otherwise ensure that its financial information is "publicly available" for purposes of Rule 144; provide the investors thereunder with copies of our financial statements on a periodic basis; provide access to our books and records; obtain key man life insurance in the amount of $1,000,000 on each of Messrs. Broudo and Ben-Asulin (which has not been complied with); The holders were also granted certain registration rights which are inapplicable to this registration statement. Certain rights under the Investors' Rights Agreement terminate immediately prior to a firm commitment underwriting under the Securities Act, or a public offering effected on the London, Paris or Frankfurt Stock Exchanges, provided such firm commitment underwriting is for no less than $20,000,000 net of underwriting discounts and commissions and such underwriting reflects m-Wise a pre-money valuation of no less than $60,000,000.

                             SELLING SECURITYHOLDERS

         We agreed to register for resale shares of common stock by the selling securityholders listed below. The selling securityholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholders, and any participating broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholders in connection with the sale of such shares.

         The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information. The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

         Except as indicated below, none of the selling securityholders has held any position or office with us, nor are any of the selling securityholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

         For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered.

         As explained below under "Plan of Distribution," we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

                              Number of
                                Shares                    Number of Shares
                             Beneficially   Number of       Beneficially
                            Owned Prior to   Shares         Owned After
              Name          Offering(1)(2)   Offered        the Offering
--------------------------  --------------  ---------     ----------------
Dutchess Private Equities
  Fund,  LP (3)                20,000,000   20,000,000         0
Miretzky Holdings (4)          33,451,319   10,000,000     23,451,319

------------

(1) Unless otherwise indicated, the selling securityholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Equity Line.

(3) Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund , LP.

(4) The beneficial owner of Mirezky Holdings Ltd. is Mark Quirk.

                              PLAN OF DISTRIBUTION

         The selling securityholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

         o with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

         o        through the writing of options on the shares;

         o        a  combination  of any  such  methods  of sale;  and  ordinary
                  brokerage   transactions   and   transactions   in  which  the
                  broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short  sales  after  this   registration   statement   becomes
                  effective;

         o        broker-dealers may agree

         o        any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling securityholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling securityholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholders. The selling securityholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling securityholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

                              CERTAIN TRANSACTIONS

         RESEARCH AND DEVELOPMENT SERVICES AGREEMENTS, LICENSE AGREEMENTS AND LOAN GREEMENT. We have entered into a License Agreement with each of our United Kingdom, France, Spain, Italy and Israeli subsidiaries, and into Research and Development Services Agreements with the Israeli subsidiary, m-Wise Ltd. The License Agreements provide for the grant of a non-exclusive, irrevocable andnon-transferable license to each of the said subsidiaries to use, sublicense, sell, market and distribute our technology and platform, for no consideration. As part of our corporate and sales channel's reorganization process, these agreements were terminated by us as of April 1, 2003. The Research and Development Services Agreements with our Israeli subsidiary provide for the performance of research and development services of the components to be included in our technology and platform, by our Israeli subsidiary. During 2000, in consideration for the services, we paid our Israeli subsidiary service fees in an amount equal to the sum of all costs of the subsidiary, plus a fee equal to 5% of such costs (a "cost plus" basis), or $473,883. As of 2001, we paid our Israeli subsidiary service fees on a "cost" basis, however the parties may change the consideration from time to time, and when we become profitable, the consideration shall be on a "cost plus" basis, or another structure agreed by the parties. The Research and Development Services and License agreements provide for the sole ownership by us of our technology, platform, derivative invention and intellectual property. The amounts paid in during the years ended December 31, 2001, 2002, 2003, 2004 and 2005 to our Israeli subsidiary were $1,522,000 , $1,760,000, $665,000, $683,964 and $1,161,113, respectively.

         The Loan Agreement with the United Kingdom subsidiary and its subsidiaries provides for the extension by us of a loan in the amount of $3,200,000 to the United Kingdom subsidiary, which was made by us between April 2000 and January 2003. The outstanding loan amount, together with simple interest at a rate per annum of 4% shall be due and payable on the earlier of:
(i) August 31, 2006, or (ii) upon the occurrence of (A) any of the following "exit events": (i) a consolidation, merger or reorganization of the subsidiary with or into, or the sale of all or substantially all of the subsidiary's assets, or substantially all of the subsidiary's issued and outstanding share capital to any other company, or any other person, other than a wholly-owned subsidiary of the subsidiary, or (ii) any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the subsidiary following such transaction or series of related transactions is held by a shareholder or group of shareholders that held less than fifty percent (50%) of the outstanding share capital of the subsidiary prior to such transaction or series of transactions; or (B) (i) the insolvency of the subsidiary; (ii) the commission of any act of bankruptcy by the subsidiary; (iii) the execution by the subsidiary of a general assignment for the benefit of creditors; (iv) the filing by or against the subsidiary of any petition in bankruptcy or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of ninety (90) days or more; (v) the appointment of a receiver or trustee to take possession of a material portion of the property or assets of the subsidiary and the continuation of such appointment without dismissal for a period of ninety (90) days or more; or (vi) the subsidiary ceases to conduct business in the normal course for a period of ninety (90) days or more. The loans extended by the UK subsidiary to its subsidiaries were to be repaid on the same terms and in the same manner as provided for with respects to the loan extended us.

         The loan in the amount of $3,200,000 to our UK subsidiary was used by our subsidiary primarily for: the establishment of its subsidiaries, salaries of employees, network costs, office rent and for working capital and general corporate purposes of the subsidiaries.

Due to the high costs and low revenues in the European application service provider (ASP) market, in 2002 our management decided to transition our focus away from pan-European wireless application service providers, and toward installing and licensing our middleware technology at cellular operators and wireless application service providers worldwide, and to operate through original equipment manufacturers (OEMs) and regional sales representatives to sell our products. Therefore, our management decided to liquidate, or allow the liquidation of the UK subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. Our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003.

         We do not expect to be repaid the loan amount. The operations of those subsidiaries were accounted for as discontinued operations in the financial statements. The subsidiaries have no ability to pay creditors or to continue as a going concern.

         PROMISSORY NOTE dated July 10, 2002 (canceling and replacing certain Promissory Notes dated March 13, 2002) with each of Syntek Capital AG and DEP Technology Holdings Ltd. During 2002, Syntek Capital and DEP, then the sole holders of shares of our Series B preferred stock (which has subsequently been converted into shares of our common stock) and represented on our Board of Directors, extended to us a loan in the aggregate amount of $1,800,000. Pursuant to the Promissory Notes, we are required to repay the loan amount, together with accrued interest from the date of the Promissory Notes and until the date of repayment, during the period of January 1, 2003 through December 31, 2007. The interest rate is determined according to the per annum LIBOR rate offered by Citibank North America as of the date of the Promissory Notes, and thereafter such LIBOR rate offered on each anniversary of the date of the Promissory Notes, to apply for the following 12 month period. The repayment of the loan amount, together with the accrued interest thereon, is to be made exclusively from our annual revenues generated during the repayment period, as recorded in our audited annual financial statements in such way that each of the Syntek Capital and DEP Technology Holdings shall be entitled to receive 2.5% of the revenues on account of the repayment of the loan amount until the earlier to occur of: (i) each of Syntek Capital and DEP Technology Holdings has been repaid the entire loan amounts; or (ii) any event in which the loan amount becomes due and payable, as described below. Actual payments are on a quarterly basis, within 45 days following the last day of the quarter, based upon the quarterly financial reports. The entire unpaid portion of the loan amount shall be automatically and immediately due and payable upon the earlier to occur of (i) December 31, 2007;
(ii) the closing of an exit transaction; or (iii) an event of default. An "exit transaction" includes, INTER ALIA: (a) the acquisition of m-Wise by means of merger, acquisition or other form of corporate reorganization in which our stockholders prior to such transaction hold less than 50% of the share capital of the surviving entity, (b) sale of all or substantially all of our assets or any other transaction resulting in our assets being converted into securities of any other entity, (c) the acquisition of all or substantially all of our issued shares, (d) the sale or exclusive license of our intellectual property other than in the ordinary course of business; or (e) a public offering of our securities. An "event of default" includes, INTER ALIA: (a) our breach of any ofour material obligations under the Promissory Notes (including any default on any payment due under the Promissory Notes) which has not been remedied within 20 days of written notice by Syntek Capital and DEP Technology Holdings (b) the suspension of the transaction of our usual business or our insolvency, (c) the commencement by us of any voluntary proceedings under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of a jurisdiction, or if we shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; if we shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of us or for all or any part of our property or if we apply for an arrangement with our creditors or participants; or if we shall make an assignment of our intellectual property for the benefit of our creditors (other than in the ordinary course of business), or if we shall admit in writing our inability to pay our debts as they mature or if any of our intellectual property is purchased by or assigned to any one of our founders (and/or affiliates thereof) under liquidation proceedings without the prior written consent of Syntek Capital and DEP Technology Holdings, (d) or if there shall be commenced against us any proceedings related to us under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, and any such proceedings shall remain undismissed for a period of thirty (30) days, or if by any act we indicate our consent to, approval of or acquiescence in, any such proceeding; or if a receiver or trustee shall be appointed for us or for all or a substantial part of our property, and any such receivership or trusteeship shall remain undischarged for a period of thirty (30) days; or (e if there shall have been a material deterioration of our business, financial condition or operations. Under the Promissory Notes, we undertook that until the repayment of the loan amount: (i) we shall not create or suffer to create a pledge, charge or other encumbrance over any or all of our assets except for such pledge, charge or encumbrance in favor of a bank under the terms of a loan or line of credit granted by a bank to us, provided that we gave prior notice to Syntek Capital and DEP Technology Holdings with respect such pledge, charge or encumbrance at least ten (10) days prior to its creation; (ii) we shall not engage or permit any of our subsidiaries to engage in any business other than the business engaged in by us at the date of the Promissory Notes and any business substantially similar or related thereto (or incidental thereto); (iii) we shall not declare or pay a dividend or make any distribution or payment on account of our shares, except for the purpose of purchasing common stock of m-Wise held by Ogen LLC as applicable under a certain undertaking of the principals of Ogen LLC towards m-Wise; (iv) we shall deliver to Syntek Capital and DEP Technology Holdings audited financial statements within 90 days of the end of our fiscal year, accompanied by the report of a firm of independent certified public accountants of recognized standing and unaudited quarterly financial statements signed by our Chief Financial Officer within 30 (thirty) days of the end of each quarter and we shall also deliver to Syntek Capital and DEP Technology Holdings any information which we make generally available to our stockholders or which Syntek Capital and DEP Technology Holdings may otherwise reasonably require. As of September 30, 2005, we have to pay $166,800 of the loan amount, based on 5.0% of our revenues subsequent to January 1, 2003. As of the date hereof, we have not paid any amount due to the lenders. Neither Syntek nor DEP Technology is represented on our current Board of Directors and neither is affiliated with any of our officers, directors or principal stockholders. As of December 31, 2005, the outstanding balance of the loan was $1,959,034.

On December 22, 2005, we entered into a Termination and Release Agreement with Syntek capital AG, Syntek agreed to accept shares of common stock and warrants in exchange for the cancellation of the Note and an extinguishments of all other obligations other than as set forth in the Agreement, which had a balance of $967,787 as of December 22, 2005. we issued Syntek an aggregate of 5,561,994 shares of our common stock and warrants to purchase 5,263,158 shares of our Common stock at $.19 per shares for a period of three years. The 5,561,994 shares were calculated based on a share price of $.17 per share, which was the weighted average closing price for the 30 trading days prior to December 22, 2005. The Agreement further provides that in the event that we do not consummate an acquisition with a targeted company in the business of developing network platforms for corporations, cellular carriers and wireless application service providers prior to February 28, 2006, we will be obligated to issue Syntek an additional 638,230 shares of common stock.

         As the acquisition did not take place we issued Syntek additional 638,230 shares of common stock.

On February 2, 2006, we entered into a Termination and Release Agreement with DEP Technology Holdings Ltd. . Pursuant to the Agreement, DEP agreed to accept shares of common stock and warrants in exchange for the cancellation of the Note and an extinguishments of all other obligations other than as set forth in the Agreement, which had a balance of $967,787 as of December 22, 2005. we issued DEP an aggregate of 5,561,994 shares of our common stock and warrants to purchase 5,263,158 shares of our Common stock at $.19 per shares for a period of three years. The 5,561,994 shares were calculated based on a share price of $.174 per share, which was the weighted average closing price for the 30 trading days prior to December 22, 2005. The Agreement further provides that in the event that we do not consummate an acquisition with a targeted company in the business of developing network platforms for corporations, cellular carriers and wireless application service providers prior to February 28, 2006, we will be obligated to issue DEP an additional 638,230 shares of common stock. As the acquisition did not take place we issued DEP additional 638,230 shares of common stock.

         AGREEMENT, SECURITY AGREEMENT, ESCROW AGREEMENT AND UNDERTAKING. In July 2002, Proton Marketing Associates, LLC, Putchkon.com, LLC (each a founding stockholder of m-Wise and represented on our Board of Directors) and Inter-Content Development for the Internet Ltd. (the "Buying stockholders") purchased all of our Series B preferred stock (all of which has been converted into shares of our common stock) then held by DEP Technology Holdings Ltd. And Syntek Capital AG, thus becoming the sole holders of our Series B preferred stock (all of which has been converted into shares of our common stock), except for options granted to purchase Series B preferred stock (prior to the conversion thereof to shares of our common stock). In consideration for the stock purchased, each of the Buying stockholders is required to pay each of DEP Technology Holdings and Syntek Capital, upon the consummation of any "liquidation event" (as described below), an amount equal to 50% (to be reduced by 5 percentage points at the end of each 6 months commencing as of July 1, 2002, provided that from and after June 30, 2005, such percentage shall equal 20%) of any gross distribution to or any gross proceeds received by the Buying stockholders by reason of their ownership of, or rights in, any of our shares or options to purchase our shares, whether such shares are held by the Buying
stockholders   directly,   indirectly,   or  by  an  affiliate   (the  "Founders
securities"). The consideration will be paid upon the consummation of a liquidation event which is defined as the: (i) sale, transfer, conveyance, pledge or other disposal by the Buying stockholders or any affiliate thereof of any of their Founders securities; (ii) any event in which the Buying stockholders or any affiliate thereof receive stock (in kind or cash dividends) from us or any surviving corporation following the consummation of a merger and acquisition transaction (any transaction in which we shall merge into or consolidate with any other corporation in which we are not the surviving entity); or (iii) the initial public offering of our securities. In the event of an initial public offering of our securities, the consideration shall be paid in Founders securities and shall equal 50% (as adjusted) of the securities held by the Buying stockholders prior to the public offering. Until payment of the consideration as aforesaid, the purchased Series B preferred stock (all of which has been converted into shares of our common stock) and any securities as shall be issued and/or granted to either of the Buying stockholders during the terms of the Agreement (the "Secured collateral"), are subject to a certain first priority interest granted in favor of each of DEP Technology Holdings and Syntek Capital (and subject to adjustment as aforesaid) pursuant to a Security Agreement signed between the parties, and are placed in escrow pursuant to a certain Escrow Agreement until the occurrence of a liquidation event, such as the sale, transfer, conveyance, pledge or other disposal by the Buying stockholders of any of their securities in m-Wise or the consummation of an initial public offering of our securities. Under the Security Agreement, the Buying stockholders undertook, INTER ALIA, not to encumber or pledge or to suffer any such encumbrance, pledge, attachment or other third party rights on any of the Secured collateral. In an event of default in any transfer of the consideration pursuant to the Agreement, DEP Technology Holdings and Syntek Capitals shall have all rights of a secured creditor subject to the terms of the Agreement and may immediately take ownership of any part of the Secured collateral and sell, assign or transfer any part of the Secured collateral. Under a Letter of Consent, Approval and Undertaking, each beneficial owner of Proton Marketing Associates, Putchkon.com and Inter-Content Development for the Internet undertook towards DEP Technology Holdings and Syntek Capital, INTER ALIA, not to transfer any securities and that such transfer shall be null and void unless approved in writing by DEP Technology Holdings and Syntek Capital.

Pursuant to a certain Termination and Release Agreement dated as of December
22, 2005, by and among Shay Ben Asulin, Mati Broudo, Kobi Morenko, Proton Marketing LLC, Putchkon.Com LLC and Inter-Content Development for the Internet Ltd. (collectively, the "Founders") and Syntek capital AG.Syntek agreed to exchanged certain of its rights for 5,744,074 shares in the company held by the Founders.

As of April 3, 2006 only 2,209,259 shares were transferred from the founders to Syntek capital AG.

Pursuant to a certain Termination and Release Agreement dated as of February 2, 2006, by and among Shay Ben Asulin, Mati Broudo, Kobi Morenko, Proton Marketing LLC, Putchkon.Com LLC and Inter-Content Development for the Internet Ltd. (collectively, the "Founders") and DEP Technology Holdings Ltd..DEP agreed to exchange certain of its rights for 5,744,074 shares in the company held by the Founders.

As of April 3, 2006 only 2,209,259 shares were transferred from the founders to DEP Technology Holdings Ltd.

         In January 2003, we issued Miretzky Holdings Limited 37,891,548 shares of our Series C Preferred Stock, which were subsequently converted into 37,891,548 shares of our common stock, in consideration for the provision of a credit line in the amount of $300,000.

         In 2004 and 2005, we accrued $109,992 and $109,992, respectively, for each of Shay Ben-Asulin and Mordechai Bruodo as salary for their management of our activities. Each of Messrs. Ben-Asulin and Broudo are full time employees of ours. Since we did not have funds available to pay such amounts we have accrued it.

         OGEN LLC and Chinese Whispers LLC are considered to be "promoters" of m-Wise, as well as our officers and directors. All transactions between us and our "promoters" required to be included in this "Certain Transactions" section have been disclosed.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

Our Certificate of Incorporation authorizes the issuance of 210,000,000 shares of common stock, $.0017 par value per share, of which 126,084,477 shares were issued and outstanding as of the date of this prospectus. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore and subject to any preferential rights conferred to the holders of preferred stock, if any. In the event of a liquidation, dissolution or winding up of m-Wise, the holders of shares of common stock shall be entitled to receive all of the assets of m-Wise available for distribution to the holders of common stock ratably in proportion to the number of shares of common stock held by them. There are no conversion rights, redemption or sinking fund provisions with respect to the common stock. On November 20, 2003, we effected a six-for-one forward split of our common stock.

Meetings of stockholders may be called by the Board of Directors. Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

PREFERRED STOCK

Our Certificate of Incorporation authorizes the issuance of 170,000,000 shares of blank check preferred stock, $.0017 par value. We previously had 325,000 shares of Series A preferred stock, 3,000,000 shares of Series B preferred stock and 20,000,000 shares of Series C preferred stock authorized, all of which have been cancelled. There are currently no shares of our preferred stock outstanding.

Our Board of Directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to us to provide increased flexibility in structuring possible future acquisitions and financings, and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either a public offering or private placements, the provisions for preferred stock in our Certificate of Incorporation would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock, which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. The Board of Directors may issue preferred stock in future financings, but has no current plans to do so at this time.

The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

TRANSFER AGENT

the transfer agent for our common stock is Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, NY 11764, and its telephone number is (631) 928-7655.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, New York, New York.

                                     EXPERTS

Our audited financial statements included in this Prospectus as of December 31, 2005 and 2004 have been audited by SF Partnership LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing,

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates during regular business hours. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. This request should be directed to m-Wise at 3 Sapir Street, Herzeliya Pituach, Israel 46852, telephone +972-9- 9611212.

We are required to file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington , D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements and such other reports as we may determine.

                                 INDEMNIFICATION

We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and provide for indemnification of our directors and officers to the full extent permitted under the Delaware General Corporation Law ("DGCL"). Under our certificate of incorporation, and as permitted under the Delaware General Business Act, directors are not liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by m-Wise of expenses incurred or paid by a director, officer or controlling person of m-Wise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  m-Wise, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                    CONTENTS
Independent Auditors' Report                                            F-2

Consolidated Balance Sheets                                             F-3

Consolidated Statements of Operations                                   F-4

Consolidated Statements of Stockholders' Equity                         F-5

Consolidated Statements of Cash Flows                                   F-6

Notes to Consolidated Financial Statements                              F-8

                          INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT
To the Stockholders of
m-Wise, Inc.

         We have audited the accompanying consolidated balance sheets of m-Wise, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operation, changes in its accumulated deficit and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses since inception which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            "SF PARTNERSHIP, LLP"

Toronto, Canada
CHARTERED ACCOUNTANTS
March 13, 2006
m-Wise, Inc.
Consolidated Balance Sheets
December 31, 2005 and 2004

                                                                                   2005         2004
                                     ASSETS
CURRENT
    Cash and cash equivalents                                                $       573    $   124,854
    Accounts receivable - trade (net of allowance for doubtful accounts of
       $52,327; 2004 - $42,450)                                                  153,034        154,904
    Prepaid and sundry assets                                                     10,899          7,467
                                                                             --------------------------
                                                                                 164,506        287,225

Long-Term Prepaid Expenses                                                        22,297         14,595
Equipment (note 3)                                                               165,915        220,779
Deferred Financing Fees                                                           25,266         37,894
                                                                             --------------------------
                                                                             $   377,984    $   560,493
                                                                             --------------------------

                                   LIABILITIES
CURRENT
    Bank indebtedness                                                        $    11,068    $    16,736
    Trade accounts payable                                                        94,904        148,553
    Other payables and accrued expenses (note 4)                                 996,565        806,877
  Advances from shareholders (note 5)                                            291,265             --
    Billings in excess of costs on uncompleted contracts                          13,800        669,890
    Notes payable - current portion (note 6)                                     199,000         90,000
                                                                             --------------------------
                                                                               1,606,602      1,732,056

Accrued Severance Pay (note 7)                                                    58,471         16,517
Notes Payable (note 6)                                                         1,760,034      1,793,893
                                                                             --------------------------
                                                                               3,425,107      3,542,466
                                                                             --------------------------

                              STOCKHOLDERS' EQUITY
Capital Stock (note 8)                                                       $   192,974    $   118,162
Paid-in Capital                                                                7,399,394      6,894,664
Accumulated Deficit                                                          (10,639,491)    (9,994,799)
                                                                             --------------------------
                                                                              (3,047,123)    (2,981,973)
                                                                             --------------------------
                                                                             $   377,984    $   560,493
                                                                             --------------------------

(THE ACCOMPANIED NOTES OF THE FINANCIAL STATEMENTS IS AN INTEGRAL PART OF THESE
                                  STATEMENTS)
m-Wise, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2005 and 2004

                                                                  2005            2004
Net Sales                                                     $  2,168,434    $  1,361,055

Cost of Sales                                                      641,414         305,572
                                                              ----------------------------

Gross Profit                                                     1,527,020       1,055,483
                                                              ----------------------------

EXPENSES
    General and administrative                                   1,563,174       1,166,781
    Research and development                                       534,933         295,996
    Financial                                                       73,605          63,740
                                                              ----------------------------

                                                                 2,171,712       1,526,517
                                                              ----------------------------

Loss Before Income Taxes                                          (644,692)       (471,034)

    Income taxes                                                        --          42,000
                                                              ----------------------------

Net Loss                                                      $   (644,692)   $   (513,034)
                                                              ----------------------------

Basic Loss Per Share                                          $      (0.01)          (0.01)
                                                              ----------------------------

FULLY DILUTED LOSS PER SHARE (note 8)                         $      (0.01)          (0.01)
                                                              ----------------------------

Basic Weighted Average Number of Shares                         80,845,633      69,506,898
                                                              ----------------------------

(THE ACCOMPANIED NOTES OF THE FINANCIAL STATEMENTS IS AN INTEGRAL PART OF THESE
                                  STATEMENTS)
m-Wise, Inc.
Consolidated Statements of Stockholders' Equity
Period from January 1, 2004 to December 31, 2005

                                                       Accumulated
                          Number of                    Other               Additional
                          Common                       Comprehensive       Paid in       Accumulated
                          Shares             $         Loss                Capital       Deficit
----------------------------------------------------------------------------------------------------
Balance, January 1,
  2004                    69,506,898    $   118,162   $       --          $ 6,869,184   $ (9,481,764)

Option vested for
  employee services             --             --             --               25,480           --

Net Loss                        --             --             --                 --         (513,035)
                      ------------------------------------------------------------------------------

Balance, December 31,
                  2004    69,506,898    $   118,162   $       --          $ 6,894,664   $ (9,994,799)
                      ------------------------------------------------------------------------------

Balance, January 1,
                  2005    69,506,898    $   118,162   $       --          $ 6,894,664   $ (9,994,799)

Options vested for
   employee services            --             --             --               13,733           --

Shares issued for
   employee services       5,000,000        8,500             --              491,500           --

Exercise of stock
   options                39,007,260       66,312             --                 (503)          --

Net Loss                        --             --             --                 --         (644,692)
                      ------------------------------------------------------------------------------

Balance, December 31,
   2005                  113,514,158    $ 192,974     $       --          $ 7,399,394   $(10,639,491)
                      ------------------------------------------------------------------------------

(THE ACCOMPANIED NOTES OF THE FINANCIAL STATEMENTS IS AN INTEGRAL PART OF THESE
                                  STATEMENTS)
m-Wise, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

                                                                                       2005           2004
Cash Flows From Operating Activities
    Net loss                                                                         $(513,035)   $(1,139,237)
      Adjustments  required to  reconcile  net loss to net cash used in operating activities:
    Depreciation                                                                       110,751        118,412
    Employees stock options vested                                                      13,733         25,480
      Wages and salaries paid by issuance of shares                                    500,000             --

    Net changes in assets & liabilities
      Accounts receivable - trade                                                        1,871        (89,722)
      Prepaid and sundry assets                                                         (3,434)         5,234
      Trade accounts payable                                                           (53,650)       (49,665)
      Other payables and accrued liabilities                                           189,688         22,046
      Billings in excess of costs on uncompleted contracts                            (656,090)       614,104
      Long-term prepaid expenses                                                        (7,702)        (7,296)
      Deferred financing fees                                                           12,628         12,628
      Accrued severance pay                                                             41,954         (4,156)
                                                                                     ------------------------

                                                                                      (494,943)       134,031
                                                                                     ------------------------

    Cash Flows From Investing Activities
      Acquisition of equipment                                                         (55,885)       (82,817)
                                                                                     ------------------------

    Cash Flows From Financing Activities
    Advances from shareholders                                                         291,265             --
      Proceeds from issuance of Promissory Notes                                        75,141         44,334
      Proceeds from stock options exercised                                             65,809             --
      Bank indebtedness - net                                                           (5,668)        (3,232)
                                                                                     ------------------------

                                                                                       426,547         41,102
                                                                                     ------------------------

    Net (Decrease) Increase  in Cash and Cash Equivalents                             (124,281)        92,316

    Cash and Cash Equivalents - beginning of  year                                     124,854         32,538
                                                                                     ------------------------

    Cash and Cash Equivalents - end of year                                          $     573    $   124,854
                                                                                     ------------------------

    Interest and Income Taxes Paid
      During the year, the company had cash flows arising from interest and income taxes paid as follows:

        Interest paid
                                                                                     $   1,583    $     7,226
                                                                                     ------------------------

        Income taxes paid
                                                                                     $      --    $        --
                                                                                     ------------------------

(THE ACCOMPANIED NOTES OF THE FINANCIAL STATEMENTS IS AN INTEGRAL PART OF THESE
                                  STATEMENTS)
m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.    Description of Business and Going Concern

      a)    Description of Business

            m-Wise Inc. (the "Company") is a Delaware corporation which develops interactive messaging platforms for mobile phone-based commercial applications, transactions and information services with internet billing capabilities.

            The Company's wholly-owned subsidiary , m-Wise LTD., is located in Israel and was incorporated in 2000 under the laws of Israel.

      b)    Going Concern

            The Company's consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception that raise substantial doubt as to its ability to continue as a going concern. For the years ended December 31, 2005 and 2004, the Company experienced net losses of $644,692 and $513,034 respectively.

            The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

            The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations.

            The Company is pursuing additional financing, but there can be no assurance that the Company will be able to secure financing when needed or obtain financing on terms satisfactory to the Company, if at all.

            The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

2.    Summary of Significant Accounting Policies

      The accounting policies of the Company are in accordance with U.S. generally accepted accounting principles, and their basis of application is consistent with that of the previous year. Outlined below are those policies considered particularly significant:

      a)    Reporting Currency

            A majority of the Company's revenues are generated in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.

      b)    Basis of Consolidation

            The consolidated financial statements include the operations of m-Wise Inc. and its wholly-owned subsidiary. Intercompany's balances and transactions have been eliminated.

      c)    Cash and Cash Equivalents

            Cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

      d)    Deferred Financing Fees

            Deferred financing fees relate to a non-interest bearing credit line facility of $300,000 provided by a shareholder as disclosed in note
            5. The overdraft from the credit facility will be non-interest bearing and there will be no covenants with which the Company will need to comply. The credit line facility has no expiration date and management expects to retain the facility for a period of at least five years. Accordingly, the fees are being amortized using the straight-line method over five years.

      e)    Equipment and Depreciation

            Equipment is stated at cost. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

            Furniture and equipment       6-15%          Straight-line
            Computer equipment              33%          Straight-line
            Leasehold improvements    Straight-line over the term of the lease.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

2. Summary of Significant Accounting Policies (cont'd)

      f)    Revenue Recognition

            The Company generates revenues from product sales, licensing, customer services and technical support.

            Revenues from products sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), Statement of Position 97-2 "Software Revenue Recognition" and Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". The Company has primarily short-term contracts whereby revenues and costs in the aggregate for all contracts is expected to result in a matching of gross profit with period overhead or fixed costs similar to that achieved by use of the percentage-of-completion method. Accordingly, financial position and results of operations would not vary materially from those resulting from the use of the percentage-of-completion method. Revenue is recognized only after all three stages of deliverables are complete; installation, approval of acceptance test results by the customer and when the product is successfully put into real-life application. Customers are billed, according to individual agreements, a percentage of the total contract fee upon completion of work in each stage; approximately 40% for installation, 40% upon approval of acceptance tests by the customer and the balance of the total contract price when the software is successfully put into real-life application. The revenues, less its' associated costs, are deferred and recognized on completion of the contract and customer acceptance. Amounts received for work performed in each stage are not refundable.

            On-going service and technical support contracts are negotiated separately at an additional fee. The technical support is separate from the functionality of the products, which can operate without on-going support.

            Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

            Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the period of the related contract.

            The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

2. Summary of Significant Accounting Policies (cont'd)

      g)    Research and Development Costs

            Research and development costs are expensed as incurred.

      h)    Government Grants

            Government   grants  are  recognized  as  income  over  the  periods
            necessary to match them with the related costs that they are intended to compensate.

      i)    Use of Estimates

            The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      j)    Concentration of Credit Risk

            SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and cash equivalents with major Israel financial institutions.

            The Company's provides credit to its clients in the normal course of its operations. Depending on their size, financial strength and reputation, customers are given credit terms of up to 60 days. The Company carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses which, once they materialize, are consistent with management's forecasts.

            For other debts, the Company determines, on a continuing basis, the probable losses and sets up a provision for losses based on the estimated realizable value. For the years ended 2005 and 2004, all uncollectible amounts have been written off and there was no further provision for doubtful accounts.

            Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. The Company does not have any significant risk with respect to a single client.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      k)    Fair Value of Financial Instruments

            The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At December 31, 2004 and 2005, the carrying amounts of cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values due to the short-term maturities of these instruments.

      l)    Loss per Common Share

            The Company calculates net loss per share based on SFAS No. 128, "Earnings Per Share". Basic loss per share is computed by dividing net loss attributable to the common stockholders by the weighted average number of common shares outstanding. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

      m)    Impact of Recently Issued Accounting Standards

            In December 2004, the FASB issued a revision to SFAS No. 123, "Share-Based Payment" (Statement 123). This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which the employee is required to provide service in exchange for the award requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. This Statement is effective for public entities that do not file as a small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date and is not expected to have a material impact on the Company's consolidated financial statements.

            In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154). Statement No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement No. 154 requires retrospective application of any change in accounting principle to prior periods' financial statements. Statement No. 154 is effective for the first fiscal period beginning after December 15, 2005. We do not expect the implementation of Statement No. 154 to have a significant impact on our consolidated financial statements.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.    Equipment

      Equipment is comprised as follows:

                                                  2005                     2004
                                            ACCUMULATED             Accumulated
                                   COST    DEPRECIATION    Cost    Depreciation
                                 -----------------------------------------------

      Furniture and equipment    $ 57,852    $ 26,318    $ 57,551    $ 20,033
      Computer equipment          371,119     240,425     514,355     343,921
      Leasehold improvements      19,344       15,657      36,945      24,118
                                 -----------------------------------------------

                                 $448,315    $282,400    $608,851    $388,072
                                 -----------------------------------------------

      Net carrying amount                    $165,915                $220,779
                                 -----------------------------------------------

      Depreciation  expenses of $94,797  (2004 - $103,716)  and $15,954  (2004 -
      $14,696) have been included in research and development, and general and administrative expenses respectively.

4. Other Payables and Accrued Expenses

                                                           2005          2004

      Employee payroll accruals                          $664,886     $500,071
      Accrued payroll taxes                                45,266       14,271
      Accrued expenses                                    286,413      277,535
      Others                                                   --       15,000
                                                         -----------------------

                                                         $996,565     $806,877
m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

5.    Advances from Shareholders

      The advances from the shareholders are non-interest bearing and have no fixed terms of repayment.

      According to an agreement dated January 2003, a shareholder granted a credit facility of $300,000 to the Company in return for preferred class "C" shares as described in note 8. At the year end, the line of credit has an outstanding balance of $280,403.

6.    Notes Payable

                                                                     2005         2004

Syntek Capital AG - a significant shareholder until July 2002    $  900,000     $900,000
DEP Technology Holdings Ltd. - a significant shareholder
        until July 2002                                             900,000      900,000
           Accrued interest                                         159,034       83,893
                                                                 -----------------------

                                                                  1,959,034    1,883,893
           Less: Current portion                                    199,000       90,000
                                                                 -----------------------
                                                                 $1,760,034   $1,793,893
                                                                 -----------------------

      The promissory notes are unsecured, bear interest at the per annum LIBOR rate offered by Citibank North America. The annual principal repayments are calculated as a total of 5% of annual prior year's revenues.

      Under the loan agreements, the Company is not allowed to declare dividends except for the purpose of redemption of common stock owned by Ogen LLC, one of the stockholders of the Company.

      The Company may not create a pledge, charge or other encumbrance over any or all of its assets for financing without the lenders' consent and must provide notice to the lender at least 10 days prior to any such action.

      On December 22, 2005, the Company entered into an agreement with Syntek Capital AG ("Syntek") whereby the entire amount of the note payable of $900,000, plus accrued interest, will be converted into common stock of the Company on the condition that a merger under negotiation takes place. In accordance with the agreement, as the merger did not close before February 28, 2006, an additional 638,230 shares of the Company' common stock will be issued for the conversion as described in note 15.

      The agreement further required that the three founding shareholders of the Company transfer 11.25% of their shareholding in the common stock of the Company to Syntek. The transactions were finalized after the year end as per note 15.

      In addition, in accordance with the conversion agreements, the Company will issue warrants to Syntek for the purchase of up to 5,263,158 common shares of the Company at an exercise price of $0.19 per warrant.

      Subsequent to the year end as disclosed in note 15, the Company entered into the same agreement as above with DEP Technology Holdings Ltd. ("DEP") to convert its note payable plus accrued interest to common stock of the Company.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

6.    Notes Payable (cont'd)

      After the above mentioned conversions and transfers are completed, each of Syntek and DEP will own 9% of the total outstanding common stock of the Company. If the warrants are exercised, their percentage ownership in the Company will increase to 13%.

7.    Accrued Severance Pay

      The Company accounts for its potential severance liability of its Israel subsidiary in accordance with EITF 88-1, "Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan". The Company's liability for severance pay is calculated pursuant to applicable labour laws in Israel on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees. The Company's liability is fully accrued and reduced by monthly deposits with severance pay funds and insurance policies. As at December 31, 2004 and 2005, the amount of the liabilities accrued were $59,802 and $112,533 respectively. Severance pay expenses for the years ended December 31, 2004 and 2005 were $2,016 and $45,682 respectively.

      The deposit funds include profits accumulated up to the balance sheet date from the Israeli company. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labour agreements. Cash surrender values of the deposit funds as at December 31, 2004 and 2005 were $43,285 and $54,062 respectively. Income earned from the deposit funds for 2004 and 2005 was immaterial.

8.    Capital Stock

        Authorized
          210,000,000      Common shares
          170,000,000      Preferred shares
                           Series "A": convertible, voting,  par value of $0.0017 per share
                           Series "B": 10% non-cumulative dividend, redeemable, convertible, voting,  par value of $0.0017 per share
                           Series "C": 10% non-cumulative dividend, convertible, voting, par value of $0.0017 per share

                                                                       2005          2004

        Issued
            113,514,158    Common shares (2004 - 69,506,898)        $ 192,974     $ 118,162

                                                                    -----------------------

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

8. Capital Stock (cont'd)

      Stock Warrants and Options:
      The Company has accounted for its stock options and warrants in accordance with SFAS 123 "Accounting for Stock - Based Compensation" and SFAS 148 "Accounting for Stock - Based compensation - Transition and Disclosure." Value of options granted has been estimated by the Black Scholes option pricing model. The assumptions are evaluated annually and revised as necessary to reflect market conditions and additional experience. The following assumptions were used:

                                            2005                   2004
                                   ISRAEL  INTERNATIONAL   Israel  International
      Interest rate                   8%            8%        5%            5%
      Expected volatility            80%           80%       50%           50%
      Expected life in years           6            8         7             9

      Warrants:

      In April 2000, 56,180 warrants, equivalent to 337,080 shares after the 1 to 6 forward stock split, were issued to one of the shareholders with his preferred Class "A" shares for a total investment of $750,000. Warrants will expire in the event of an initial public offering of the Company's securities. Warrants have an exercise price for preferred Class "A" shares of the Company at $4.45 per share, equivalent to $0.74 after the 1 to 6 forward stock split. No value has been assigned to the warrants and the total investment net of par value of preferred Class "A" shares has been presented as additional paid in capital. The warrants for preferred Class "A" shares were converted into warrants for common shares on a 1 to 1 basis during the year.

      In January 2003, the Company issued warrants to purchase 180,441 Class "B" preferred shares of the Company for deferral of debt for legal services rendered, which was valued at $10,000. The warrants will expire in 2010.

      The warrants for preferred Class "B" shares have been converted into warrants for common shares during the year at a ratio of 1 to 6.3828125. After the conversion, the warrants were further split at the ratio of 1 to 6 in accordance with the forward stock split of the common shares. After the conversion and the forward split, there were warrants to purchase 7,025,788 shares outstanding.

      On December 22, 2005, the Company entered into an agreement with Syntek Capital AG, as part of the agreement for conversion of the note payable into common shares as mentioned in note 6, whereby the Company issued warrants to purchase up to 5,263,158 common shares of the Company at an exercise price of $0.19. As of December 31, 2005, the warrants have not been converted into common shares.

      Subsequent to the year end the Company entered into a similar agreement with DEP Technology Holdings Ltd. as mentioned in note 6. The warrants were issued subsequent to the year end as per note 15.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

8. Capital Stock (cont'd)

      Capital Stock:

      In January 2003, the Company issued 4,297,816 common shares, equivalent to 25,786,896 after the 1 to 6 forward stock split, for $250,000 of offering costs with regard to the registration of its securities with the Securities Exchange Commission. In November 2003 it was agreed upon by the parties that the fair value of the offering costs was only $60,000 and therefore 19,786,896 of the post-split shares were forfeited. The offering costs have been charged to professional services expense in the year.

      In January 2003, the Company issued 6,315,258 Class "C" preferred shares to a shareholder for providing a non-interest bearing credit line facility of $300,000. These shares were issued at par value, which approximates the fair market value of the financing fees relating to the credit line facility. At December 31, 2005, the line of credit has an outstanding balance of $280,403. The 6,315,258 Class "C" preferred shares were subsequently converted into 37,891,548 common shares post forward stock split.

      On November 19, 2003, the Company, in accordance with the holders, agreed to convert all the 268,382 Class "A", 489,456 Class "B", and 6,315,258 Class "C" preferred shares into common shares. Following the conversion, the Company granted a 1 to 6 forward stock split of its common shares. The conversion has been recorded prospectively in the consolidated financial statements, while the forward stock split has been recorded retroactively.

      On July 29, 2005, the Company issued 5,000,000 common shares, at par value, to its Chief Financial Officer as compensation for services rendered from September 2002 to December 2005. It was agreed upon by the parties that the fair value of such services was $500,000, all of which has been charged to wage expense.

      Stock Options:

      In February 2001 the Board of Directors of the Company adopted two option plans to allow employees and consultants to purchase ordinary shares of the Company.

      Under the Israel 2001 share option plan management authorized stock options for 2,403,672 common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2001 share option plan, stock options for 300,000 common shares having a $0.0017 nominal par value each and an exercise price of $0.0017. As of December 31, 2005, 3,672 options under the Israel 2001 share option plan for common stock were not yet granted.

      Under the Israel 2003 share option plan management authorized stock options (on a post conversion, post split basis) for 16,094,106 preferred Class "B" shares, which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2003 share option plan stock options (on a post conversion, post split basis) for 25,061,094 preferred Class "B" shares which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017. As of December 31, 2005, 38,256 options under the Israel 2003 share option plan were not yet granted.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

8. Capital Stock (cont'd)

      In the year ended December 31, 2005, a total of 39,007,260 common stock options were exercised by the employees.

      The options vest gradually over a period of 4 years from the date of grant for Israel and 10 years (no less than 20% per year for five years for options granted to employees) for the International plan. The term of each option shall not be more than 8 years from the date of grant in Israel and 10 years from the date of grant in the International plan. The outstanding options that have vested have been expensed in the consolidated statements of operations as follows:

                  Year ended December 31, 2001              $          9,000
                  Year ended December 31, 2002                            --
                  Year ended December 31, 2003                       384,889
                  Year ended December 31, 2004                        25,480
                  Year ended December 31, 2005                       433,102

      The following table summarizes the activity of common stock options during 2005 and 2004:

                                                               2005                          2004
                                                     Israel        International      Israel    International
-------------------------------------------------------------------------------------------------------------
      Outstanding, beginning of year               18,455,850         25,361,094    18,455,850    25,361,094
        Exercised                                 (14,699,641)       (24,307,618)         --            --
        Forfeited                                     (11,017)           (26,679)         --            --
                                                  ----------------------------------------------------------

      Outstanding, end of year                      3,745,192          1,026,797    18,455,850    25,361,094
                                                  ----------------------------------------------------------

      Weighted average exercise price of
        common stock options, beginning of year   $    0.0017      $      0.0017   $     0.0017  $    0.0017
                                                  ----------------------------------------------------------

      Weighted average exercise price of
        common stock options granted in the year  $      --        $        --     $        --   $        --
                                                  ----------------------------------------------------------

      Weighted average exercise price of
        common stock options, end of year         $    0.0017      $      0.0017   $     0.0017  $    0.0017
                                                  ----------------------------------------------------------

      Weighted average remaining
        contractual life of common stock
        options                                     6 YEARS           8 YEARS         7 years      9 years
                                                  ----------------------------------------------------------

      The stock options have not been included in the calculation of the diluted earnings per share as their inclusion would be antidilutive.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

9.    Government Grants

      In prior years, the Israeli subsidiary received approximately $164,000 from a joint Israeli-Singapore government grant program. The amount was recorded as a reduction of the research and development expense incurred in the year. The maximum amount approved for the grant was $186,330, which the Company is recording on a cash basis. The Company completed the project in 2004.

      The Israeli subsidiary is required to pay the government agency royalties in the amount of 2.5% of gross sales from the products and services being developed relating to the grant, limited to the amount of the grant. If the product is not marketable, the grant will not be repaid. As at December 31, 2005 the products have been developed but no sales have been made. As such, no amount has been paid or accrued as royalties.

10.   Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This Standard prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

      Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Management determined that accounting values of its assets and liabilities recorded are not materially different from their tax values and therefore no deferred tax assets/liabilities have been setup to account for the temporary differences.

      The Company has deferred income tax assets as follows:

                                                                             2005          2004
        Deferred income tax assets
          Net operating loss carryforwards                               $ 2,558,000     2,387,500
        Valuation allowance for deferred income tax assets                (2,558,000)   (2,387,500)
                                                                         -------------------------
                                                                         $      --            --
                                                                         -------------------------

      The Company provided a valuation allowance equal to the deferred income tax assets because it is not presently more likely than not that they will be realized.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

10.   INCOME TAXES (cont'd)

      As at December 31, 2005, the Company has approximately $10,232,000 in tax losses in the United States parent and insignificant tax losses in its Israeli subsidiary. Losses in the United States, if not utilized, will expire in twenty years from the year of origin as follows:

      December 31, 2020    $   909,500
                   2021      2,398,000
                   2022        778,000
                   2023      5,005,000
                   2024        581,000
                   2025        560,500
                           $10,232,000

11.   Related Party Transactions

      During the year, the Company incurred directors consulting fees and salaries in the amount of $220,000 (2004 - $220,000). At the year end, $513,000 (2004 - $357,000) was unpaid and included in other payables and accrued expenses.

      These transactions were in the normal course of business and recorded at an exchange value established and agreed upon by the above mentioned parties.

12.   Major Customers

      In 2004, the Company had two major customers which primarily accounted for 67% of the total revenue, of which 19% was in Europe and 81% was in America.

      In 2005, sales to one major customer in Asia accounted for 52% of the total revenue.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

13.   Segmented Information

                                Israel          USA            Total

Gross revenue         2005     $  18,358    $2,150,076       $2,168,434
                      2004       168,348     1,192,707        1,361,055

Net income (loss)     2005       (83,779)     (560,913)        (644,692)
                      2004      (758,216)      245,181         (513,035)

Total assets          2005       210,628       167,356          377,984
                      2004       318,856       241,637          560,493

      In 2005, the Company derived 54% (2004, 5%) of its revenues from sales to the Far East, 35% from sales to Europe (2004, 40%) and 11% (2004, 55%) from sales to America.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

14.   Commitments

      The Company is committed under an operating lease for its premises expiring June 30, 2006. Minimum annual payments (exclusive of taxes, insurance, and maintenance costs) under the lease is $21,000.

      In addition, the Company is committed under operating vehicle leases as follows:

        2006     $      87,000
        2007            54,000
        2008            12,000
                 $     153,000

      Rent expenses paid in 2005 and 2004 were $92,889 and $19,772 respectively.

15.   Subsequent Events

      a)    Exercise of Stock Options

      On March 7, 2006, 169,871 stock options under the Israel 2001 share options plan were exercised.

      b)    Stock Options Granted

      On January 12, 2006, 1,260,000 stock options under the Israel 2001 share option plan were granted at an exercise price of $0.12.

      c)    Equity Financing Agreement

      On February 10, 2006, the Company entered into an equity financing agreement with a Delaware limited partnership ("DLP"), to sell up to 20,000,000 of the Company's common shares (up to $10,000,000) over the course of 36 months. The amount that the Company shall be entitled to request from each of the purchase "Puts", shall be equal to either 1) $300,000 or 2) 200% of the average daily volume ("ADV") multiplied by the average of the 3 daily closing prices immediately preceding the Put date. The ADV shall be computed using the 10 trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at 93% of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice date and ending on and including the date that is 5 trading days after such Put Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

      In connection with the equity financing agreement, the Company has issued a preliminary prospectus whereby the DLP and a current significant shareholder can sell up to 30,000,000 common shares at market value.

m-Wise, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

15.   Subsequent Events (cont'd)

      d)    Conversion of Note Payable into Common Shares

      Pursuant to the December 22, 2005 agreement between the Company and Syntek Capital AG, ("Syntek"), as mentioned in note 6, the $900,000 note payable was converted into 6,200,224 common shares of the Company on March 8, 2006. Under the above agreement, each of the three founders of the Company are committed to transfer 11.25% of their holdings in the Company's common shares to Syntek. The transfer has not taken place yet.

      On February 2, 2006, the Company entered into an agreement with DEP Technology Holdings Ltd. ("DEP") The agreement was identical to the one with Syntek. Pursuant to this agreement, the note payable owing to the latter was converted into 6,200,224 common shares of the Company on March 8, 2006.

      Under the agreement, the three founding shareholders will transfer 11.25% of their shareholdings to DEP. To date, no shares have been transferred. In addition, as part of the agreement, the Company issued warrants to entitle DEP to purchase up to 5,263,158 common shares of the Company at an exercise price of $0.19. To date no warrants have been exercised yet.

                                  M-WISE, INC.

                              30,000,000 SHARES OF
                                  COMMON STOCK

                                 APRIL 13, 2006



No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

Until July 13, 2006 (90 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.